Exhibit 10.1

Execution Version

INVESTMENT AGREEMENT

by and between

COVETRUS, INC.

and

CD&R VFC HOLDINGS, L.P.

Dated as of April 30, 2020

i

ii

Section 8.13	Acknowledgment of Securities Laws	41
Section 8.14	Share Ownership Limit	41

ANNEXES

Annex I	– Form of Certificate of Designations
Annex II	– Form of Registration Rights Agreement
Annex III	– Form of Press Release

iii

INVESTMENT AGREEMENT, dated as of April 30, 2020 (this “Agreement”), by and between Covetrus, Inc., a Delaware corporation (the “Company”), and CD&R VFC Holdings, L.P., a Cayman Islands exempted limited partnership (the “Investor”).

WHEREAS, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, an aggregate of 250,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the form of Certificate of Designation, Preferences and Rights attached hereto as Annex I (the “Certificate of Designations”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“25% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Common Stock, shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent, on an as-converted basis, at least 25% of the number of shares of Common Stock beneficially owned by the Investor Parties, on an as-converted basis, as of the Closing.

“50% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Common Stock, shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent, on an as-converted basis, at least 50% of the number of shares of Common Stock beneficially owned by the Investor Parties, on an as-converted basis, as of the Closing.

“Advisor Board Seat Fall-Away” means the first day on which the 50% Beneficial Ownership Requirement is not satisfied.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates and (ii) “portfolio companies” (as such term is customarily used in the private equity industry) in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person so long as such portfolio company (x) has not been directed by the Investor or any of its Affiliates or any Investor Director or Advisor Director in carrying out any act prohibited by this Agreement, (y) is not a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with either the Investor or any of its Affiliates with respect to any securities of the Company, and (z) has not received from the Investor or any Affiliate of the Investor or any Investor Director or Advisor Director, directly or indirectly, any Confidential Information. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock on such date (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations).

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Charter” means the Company’s certificate of incorporation, as amended to the date of this Agreement.

“Company Charter Documents” means the Company Charter and the company’s bylaws, as amended to the date of this Agreement.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Company PSU” means a restricted stock unit of the Company subject to both time-based and performance-based vesting conditions.

“Company Restricted Share” means a share of Common Stock that is subject to forfeiture conditions.

“Company RSU” means a restricted stock unit of the Company subject solely to time-based vesting conditions.

“Company Stock Option” means an option to purchase shares of Common Stock.

“Company Stock Plans” means the 2019 Omnibus Incentive Compensation Plan and the Employee Stock Purchase Plan, in each case, as amended from time to time.

“Conversion Rate” has the meaning set forth in the Certificate of Designations.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“Equity Commitment Letter” means that certain Equity Commitment Letter by and between Clayton, Dubilier & Rice Fund IX, L.P. and the Investor, dated as of the date hereof, a copy of which has been delivered to the Company concurrently with the execution of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means actual common law fraud in the making of a representation, warranty, or other statement committed by a Person making such representation, warranty, or statement with the intent to deceive another Person, and to induce any Person to enter into this Agreement or any Transaction Document and requires (a) a false representation, warranty, or statement of material fact; (b) actual knowledge or belief that such representation, warranty, or statement is false; (c) an intention to induce such other Person to whom such representation, warranty, or statement was made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation, warranty, or statement to take or refrain from taking action; and (e) causing such Person or any party hereto to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against such Person committing such Fraud, it being understood that if a Representative of a party hereto commits Fraud, then such party shall be deemed to have committed such Fraud.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitrator (public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction, including any trademarks, service marks, trade names, Internet domain names, logos, slogans, patents, copyrights and copyrightable works, rights in computer software (including source code and object code) data, databases, and documentation thereof, trade secrets and confidential information, and know-how, technology, and inventions (whether patentable or not) (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing).

“Investor Board Seat Fall-Away” means the first day on which the 25% Beneficial Ownership Requirement is not satisfied.

“Investor Designee” means an individual designated in writing by the Investor to be nominated by the Company for election to the Board pursuant to Section 5.10(c) or elected to the Board pursuant to Sections 5.10(a) or 5.10(d), as applicable, and following reasonable satisfaction by such individuals of customary background checks and who reasonably qualifies as an “independent director” under Nasdaq Rule 5605 (as amended, supplemented or replaced from time to time); provided that (a) such individual shall be mutually agreed upon by the Investor and the Company and (b) if such individual is designated to be an Advisor Director, such individual shall be an “operating advisor” or “operating partner” of Sponsor.

“Investor Director” means, as of the date hereof, Ravi Sachdev, and in the event of his death, disability, resignation or removal as the Investor Director (other than pursuant to Section 5.10(b)), the Investor Designee designated by the Investor to replace him as a member of the Board.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Investor of any of the Transactions on a timely basis in accordance with the terms of this Agreement or (ii) the compliance by the Investor with its obligations under this Agreement.

“Investor Parties” means the Investor and each Affiliate of the Investor to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section 5.08(b)(i).

“Knowledge” means, with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 1.01 of the Company Disclosure Letter.

“Mandatory Conversion” has the meaning set forth in the Certificate of Designations.

“Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in, or issuances of new, Law or GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, including any Law directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, (2) the execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, epidemics, pandemics or disease outbreaks (including the COVID-19 pandemic), earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or with the Investor’s written consent or at the Investor’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Investor or any of its Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“Nasdaq” means the NASDAQ Global Select Market.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Prohibited Transferee” means the list of competitors set forth on a letter dated the date hereof from the Company to the Investor as a “Prohibited Transferee” and the Persons that are known by the Investor to be Affiliates thereof, which list shall be deemed automatically updated from time to time following the date hereof to add additional Persons that the Company names as competitors of the Company in its Annual Report on Form 10-K.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor on the Closing Date, the form of which is set forth as Annex II hereto, as it may be amended, supplemented or otherwise modified.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor” means Clayton, Dubilier & Rice, LLC.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest or penalty, in addition to tax or additional amount imposed by any Governmental Authority.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement, the Equity Commitment Letter and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations, the Registration Rights Agreement and the Equity Commitment Letter.

“Transactions” means the Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer” (or “Transferred”) by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any shares of equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Series A Preferred Stock by the Company or (iii) the direct or indirect transfer (by the operation of law or otherwise) of any limited partnership interests or other equity interests in an Investor Party (or any direct or indirect parent entity of such Investor Party) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).

(b)    In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
2018 HSR Filing	4.09
Acquired Shares	2.01
Action	3.07
Advisor Director	5.10(a)
Agreement	Preamble

Term	Section
Announcement	5.04
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Capitalization Date	3.02(a)
Certificate of Designations	Recitals
Closing	2.02(a)
Closing Date	2.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Confidential Information	5.05
Contract	3.03(b)
Excluded Issuance	5.14(a)
Filed SEC Documents	Article III
Investor	Preamble
IRS	5.12(a)
Judgments	3.07
Laws	3.08
Permits	3.08
Prohibited Stock	5.08(a)
Proposed Securities	5.14(b)(i)
Purchase	2.01
Purchase Price	2.01
Responsible Person Covenant	5.12(a)
Restraints	6.01
Series A Preferred Stock	Recitals
Termination Date	7.01(b)

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale. On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, 250,000 shares of Series A Preferred Stock (the “Acquired Shares”), for a purchase price per Acquired Share equal to $1,000 and an aggregate purchase price of $250,000,000 (such aggregate purchase price, the “Purchase Price”). The purchase and sale of the Acquired Shares pursuant to this Section 2.01 is referred to as the “Purchase”.

Section 2.02    Closing. (a) On the terms of this Agreement, the closing of the Purchase (the “Closing”) shall occur at 10:00 a.m. (New York City time) on the second (2nd) Business Day after all of the conditions to the Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) either (i) remotely via telephone or video conference, (ii) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or (iii) at such other place, time or date as shall be agreed between the Company and the Investor; provided, that the Closing shall not occur prior to the date that is twelve (12) Business Days following the date hereof unless mutually agreed to in writing by the parties hereto (the date on which the Closing occurs, the “Closing Date”).

(b)    At the Closing:

(i)    the Company shall deliver to the Investor (1) the Acquired Shares, free and clear of all liens, except restrictions imposed by the Certificate of Designations, applicable securities Laws and Section 5.07 and (2) the Registration Rights Agreement, duly executed by the Company; and

(ii)    the Investor shall (1) pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing and (2) deliver to the Company the Registration Rights Agreement, duly executed by the Investor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investor prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC (and remaining publicly available) after February 7, 2019 and prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.02(a), 3.03, 3.10 and 3.11):

Section 3.01    Organization; Standing. (a) The Company is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence and good standing) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02    Capitalization. (a) The authorized capital stock of the Company consists of 675,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on March 31, 2020 (the “Capitalization Date”), (i) 111,854,439 shares of Common Stock were issued and outstanding (including 1,249,443 Company Restricted Shares), (ii) 11,075,055 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iii) 853,157 shares of Common Stock were subject to outstanding Company Stock Options, (iv) 2,752,796 Company RSUs were outstanding pursuant to which a maximum of 2,752,796 shares of Common Stock could be issued, (v) 0 Company PSUs were outstanding pursuant to which a maximum of 0 shares of Common Stock could be issued (assuming maximum achievement of all applicable performance conditions), (vi) 2,101,144 shares of Common Stock were reserved and available for purchase under the Company’s Employee Stock Purchase Plan, and (vii) no shares of Company Preferred Stock were issued or outstanding.

(b)    Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”)

and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company Restricted Shares, Company RSUs or Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of the Company Charter Documents. The Acquired Shares and the shares of Common Stock issuable upon conversion of the Acquired Shares will be, when issued, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. The shares of Common Stock issuable upon conversion of the Acquired Shares have been duly reserved for such issuance.

Section 3.03    Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and the consummation by it of the Transactions. This Agreement has been, and at the Closing the other Transaction Agreements to which the Company is party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Investor, constitutes (or in the case of such other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement or the other Transaction Agreements by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Closing Date and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Closing Date,

(x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) assuming that the consent referred to in Section 6.03(d) is obtained, violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04    Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) filings with the SEC under the Securities Act and Exchange Act, (c) compliance with the rules and regulations of the Nasdaq and (d) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05    Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since February 7, 2019 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2019 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as relate to Taxes, (v) that have been discharged or paid prior to the date of this Agreement or (vi) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06    Absence of Certain Changes. Since December 31, 2019 through the date of this Agreement there has not been any Material Adverse Effect.

Section 3.07    Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08    Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and since February 7, 2019 have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations (“Laws”) or Judgments, applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, except for Taxes that are being contested in good faith by appropriate proceedings and that have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing and (d) other than (1) as a result of the Company being a member of a consolidated, combined or unitary group of which Henry Schein, Inc. (or any of its Affiliates) was a member or (2) in connection with the Company’s separation from Henry Schein, Inc. on February 7, 2019, and any related transactions (including, without limitation, pursuant to the

Contribution and Distribution Agreement, dated April 20, 2018, the Agreement and Plan of Merger, dated April 20, 2018, the Tax Matters Agreement, dated January 7, 2019, and the Transition Services Agreement, dated February 7, 2019), none of the Company or any of its Subsidiaries has liabilities for any other Person (other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract.

Section 3.10    No Rights Agreement; Anti-Takeover Provisions. As of the date hereof, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.11    Brokers and Other Advisors. Except for Ardea Partners LP, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.12    Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.08, the offer, sale and issuance of the shares of Series A Preferred Stock pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series A Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.13    Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq, nor has the Company received any notification that the SEC or the Nasdaq is contemplating terminating such registration or listing.

Section 3.14    No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Series A Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investor or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):

Section 4.01    Organization; Standing. The Investor is a Cayman Islands exempted limited partnership duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.02    Authority; Noncontravention. (a) The Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Agreements and the consummation by the Investor of the Transactions have been duly authorized and approved by all necessary action on the part of the Investor, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Investor of this Agreement and the other Transaction Agreements and the consummation by the Investor of the Transactions. This Agreement has been, and at the Closing the other Transaction Agreements will be, duly executed and delivered by the Investor and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company, constitutes (or in the case of the other Transaction Agreements, at the Closing will constitute) a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    Neither the execution and delivery of this Agreement or the other Transaction Agreements by the Investor, nor the consummation by the Investor of the Transactions, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of the Investor or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Closing Date, (x) violate any Law or Judgment applicable to the Investor or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor or any of its Subsidiaries is a party or accelerate the Investor’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03    Governmental Approvals. Except for the filing by the Company of the Certificate of Designations with the Delaware Secretary of State, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Agreements by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04    Financing. The Investor has delivered to the Company a true and complete copy of the Equity Commitment Letter, pursuant to which Clayton, Dubilier & Rice Fund IX, L.P. has committed, subject only to the terms and conditions thereof, to invest the amounts set forth therein. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and constitutes the enforceable, legal, valid and binding obligations of each of the parties thereto. At the Closing, assuming receipt of the funds under the Equity Commitment Letter, the Investor will have available funds necessary to consummate the Purchase and pay the Purchase Price and to pay any fees and expenses of or payable by the Investor, on the terms and conditions contemplated by this Agreement. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof, in accordance with and subject to the terms and conditions set forth therein, and is entitled to enforce such agreement. As of the date of this Agreement, the Investor is not aware of any reason why the funds sufficient to pay the Purchase Price will not be available on the Closing Date. The Equity Commitment Letter will not be amended, modified or altered at any time through the Closing.

Section 4.05    Ownership of Company Stock. Other than 11,066,478 shares of Common Stock owned by the Investor, neither the Investor nor any of its Affiliates owns any capital stock or other securities of the Company.

Section 4.06    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.07    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Investor and its Representatives, the Investor and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Investor is familiar, that the Investor is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Investor (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties made by the Company in Article III of this Agreement, the Investor will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto, except with respect to Fraud.

Section 4.08    Purchase for Investment. The Investor acknowledges that the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock have not been registered under the Securities Act or under any state or other applicable securities Laws. The Investor (a) acknowledges that it is acquiring the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Series A Preferred Stock or the Common Stock issuable upon the conversion of the Series A Preferred Stock, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (e)(1) has been furnished with or has had access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock indefinitely and (ii) a total loss in respect of such investment. The Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and to protect its own interest in connection with such investment.

Section 4.09    HSR. Investor, or its ultimate parent entity as that term is defined in 16 C.F.R. 801.1(a)(3), filed a premerger notification and report form pursuant to the HSR Act to hold Company voting securities valued in accordance with 16 C.F.R. § 801.10(a) in excess of $168.8 million (the “2018 HSR Filing”), and the waiting period for that 2018 HSR Filing expired on June 11, 2018. Investor represents that it acquired Company voting securities valued in accordance with 16 C.F.R. § 801.10(a) in excess of $168.8 million within one year of June 11, 2018. Investor has determined in accordance with 16 C.F.R. § 801.13(a) that the value of the Company’s voting securities to be held as a result of the Transactions will not exceed $940.1 million.

Section 4.10    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, the Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or any information developed by the Investor or any of its Representatives or (b) will have or be subject to any liability or indemnification obligation to the Investor resulting from the delivery, dissemination or any other distribution to the Investor or any of its Representatives, or the use by the Investor or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Investor or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Investor. The Investor, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud. The Investor hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, the Investor and its Affiliates and Representatives have relied on the results of their own independent investigation.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01    Negative Covenants. Except as required by applicable Law, Judgment or to comply with any notice from a Governmental Authority, as expressly contemplated, required or permitted by this Agreement or as described in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Investor otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    other than the authorization and issuance of the Series A Preferred Stock to the Investor and the consummation of the other Transactions, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may issue or grant shares of Common Stock or other securities in the ordinary course of business under Company Plans in effect on the date of this Agreement or pursuant to equity awards or obligations outstanding on the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement;

(b)    redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company Restricted Shares, Company RSUs or Company PSUs);

(c)    establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

(d)    split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(e)    amend the Company Charter Documents in a manner that would affect the Investor in an adverse manner either as a holder of Series A Preferred Stock or with respect to the rights of the Investor under this Agreement; or

(f)    agree or commit to do any of the foregoing.

Section 5.02    Reasonable Best Efforts; Filings. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b)    Each of the Company and the Investor shall use its reasonable best efforts (i) to cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) to keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor, as the case may be, to any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, to consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, and (iv) to the extent permitted by any applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.02 or elsewhere in this Agreement shall require the Company to take any action with respect to any part of its business, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any part of its business. The parties agree that all obligations of other parties related to regulatory approvals shall be governed exclusively by this Section 5.02.

Section 5.03    Corporate Actions. (a) At any time that any Series A Preferred Stock is outstanding, the Company shall:

(i)    from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Series A Preferred Stock then outstanding; and

(ii)    not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from Nasdaq other than in connection with a Change of Control (as defined in the Certificate of Designations) pursuant to which the Company agrees to satisfy, or will otherwise cause the satisfaction, in full of its obligations under Section 9(a) of the Certificate of Designations or is otherwise consistent with the terms set forth in Section 9(i) of the Certificate of Designations.

(b)    Prior to or upon the Closing, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designations in the form attached hereto as Annex I.

(c)    If any occurrence since the date of this Agreement until the Closing would have resulted in an adjustment to the Conversion Rate pursuant to the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Rate, effective as of the Closing, in the same manner as would have been required by the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement.

(d)    At any time that any Series A Preferred Stock is outstanding, the Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the Investor Parties unless the Company has excluded the Investor Parties from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of the Investor Parties’ beneficial ownership of Preferred Stock or Common Stock owned as of the date any such agreement or plan is adopted by the Company.

Section 5.04    Public Disclosure. The Investor and the Company shall consult with each other before issuing, and shall give each other the opportunity to review and comment upon, any press release or other public statements (other than any filings with the SEC required by Section 13 or Section 16 under the Exchange Act) with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Investor and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form attached hereto as Annex III (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or the Investor (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions. Notwithstanding anything to the contrary in this Agreement, in no event shall this Section 5.04 limit disclosure by the Investor and its Affiliates of ordinary course communications consisting of non-confidential information regarding this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, including non-confidential disclosing information about the Transactions on their websites in the ordinary course of business consistent with past practice.

Section 5.05    Confidentiality. The Investor will, and will cause its Affiliates and its and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor, its Affiliates or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement (collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor’s investment in the Company made pursuant to this Agreement; provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Investor, any of its Affiliates or any of their respective Representatives in violation of this Section 5.05, (ii) was or becomes available to the Investor, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives, provided that such source is believed by the Investor not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company, (iii) at the time of disclosure is already in the possession of the Investor, any of its Affiliates or any of their respective Representatives, provided that such information is believed by the Investor not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or (iv) was independently developed by the Investor, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information. The Investor agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to the respective Representatives of the Investor and its Affiliates to the extent necessary to obtain their services in connection with the Investor’s investment in the Company, (ii) to any Affiliate, partner, member, limited partner, prospective partner or related investment fund of the Investor and its Affiliates and their respective directors, officers, employees, consultants, financing sources and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are directed to abide by the confidentiality and non-disclosure obligations contained herein) or (iii) in the event that the Investor, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances described in this clause (iii) the Investor, its Affiliates and its and their respective Representatives, as the case may be, shall provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure.

Section 5.06    Nasdaq Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly apply to cause the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock issued to the Investor pursuant to this Agreement and pursuant to the Certificate of Designations to be approved for listing on the Nasdaq, subject to official notice of issuance. From time to time following the Closing Date, the Company shall apply to cause the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock to be approved for listing on the Nasdaq.

Section 5.07    Standstill. The Investor agrees that until the later of (i) twelve (12) months after the Investor Board Seat Fall-Away and no Investor Director or Advisor Director is serving on the Board and (ii) the three-year anniversary of the Closing Date, without the prior written approval of the Board, the Investor will not, directly or indirectly, and will cause its Affiliates not to:

(a)    acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any of its Affiliates, any securities convertible into or exchangeable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or any assets or property of the Company or any Subsidiary of the Company;

(b)    make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c)    make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(d)    otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or policies of the Company or any of its Subsidiaries;

(e)     make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(f)    advise, assist, encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;

(g)    take any action that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.07;

(h)    enter into any discussions, negotiations, arrangements or understandings with any third party (including, without limitation, security holders of the Company) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any securities of the Company or otherwise in connection with any of the foregoing;

(i)    request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.07, provided that this clause shall not prohibit the Investor Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.07, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person; or

(j)    contest the validity of this Section 5.07 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.07;

provided, however, that nothing in this Section 5.07 will limit (1) the Investor Parties’ ability to vote (subject to Section 5.11), Transfer (subject to Section 5.08), convert (subject to Section 6 (Right of the Holders to Convert) of the Certificate of Designations) or otherwise exercise rights under its Common Stock or Series A Preferred Stock or (2) the ability of any Investor Director or Advisor Director to act in his or her capacity as a member of the Board including, but not limited to, his or her ability to vote or otherwise exercise his or her fiduciary duties.

Section 5.08    Transfer Restrictions. (a) Except as otherwise permitted in this Agreement, until the twenty-four (24)-month anniversary of the Closing Date, the Investor Parties will not (i) Transfer (x) any shares of Common Stock beneficially owned by the Investor Parties as of the Closing or (y) any Series A Preferred Stock or any Common Stock issued upon conversion of the Series A Preferred Stock (the capital stock referred to in the foregoing clauses (x) and (y), the “Prohibited Stock”) or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Prohibited Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Prohibited Stock or any other capital stock of the Company.

(b)    Notwithstanding Section 5.08(a), the Investor Parties shall be permitted to Transfer any portion or all of their Prohibited Stock at any time under the following circumstances:

(i)    Transfers to any Affiliates of the Investor, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Prohibited Stock so Transferred back to the transferor at or before such time as the transferee ceases to be an Affiliate of the transferor;

(ii)    Transfers pursuant to a merger, tender offer or exchange offer or other business combination acquisition of all or substantially all of the assets or similar transaction or any change of control transaction involving the Company or any Subsidiary that, in each case, is approved by the Board;

(iii)    Transfers pursuant to a tender offer or exchange offer by a third party that is approved by the Board and is for more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity; and

(iv)    Transfers that have been approved in writing by the Board.

(c)    Notwithstanding Sections 5.08(a) and (b), the Investor Parties will not at any time, directly or indirectly Transfer any Prohibited Stock to a Prohibited Transferee or to a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) that, after giving effect to a proposed Transfer, would beneficially own, on an as-converted basis, greater than 5% of the then outstanding Common Stock. Notwithstanding Section 5.08(a) the Investor Parties will not, at any time, directly or indirectly, Transfer, on any day, an aggregate number of shares of Prohibited Stock that, on an as-converted basis, would be in excess of 10% of the average daily trading volume of the Common Stock for the preceding three (3) months on the Nasdaq.    Notwithstanding the foregoing, nothing in this Section 5.08(c) shall restrict any Transfer into the public market pursuant to a bona-fide, broadly distributed underwritten public offering made pursuant to the Registration Rights Agreement.

(d)    Notwithstanding Sections 5.08(a) and (b), the Investor Parties will not at any time, directly or indirectly, tender any shares of Prohibited Stock into any “tender offer” (as defined in Regulation 14D under the Exchange Act) to acquire the equity securities of the Company that has not been approved (at the time of commencement) by the Board.

(e)    Any attempted Transfer in violation of this Section 5.08 shall be null and void ab initio.

Section 5.09    Legend. (a) All certificates or other instruments representing the Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 30, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)    Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Prohibited Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

Section 5.10    Election of Directors. (a) Effective as of the Closing, the Board will increase the size of the Board, as and if necessary, and elect to the Board an individual mutually agreed upon by the Investor and the Company, which individual shall be an “operating advisor” or “operating partner” of Sponsor (the “Advisor Director”).

(b)    Upon the occurrence of the Advisor Board Seat Fall-Away, the Advisor Director shall immediately resign, and the Investor Parties shall cause the Advisor Director immediately to resign, from the Board effective as of the date of the Advisor Board Seat Fall-Away, and the Investor Parties shall no longer have any rights under this Section 5.10 with respect to the Advisor Director, including, for the avoidance of doubt, any designation and/or nomination rights with respect to the Advisor Director under Section 5.10(c). Upon the occurrence of the Investor Board Seat Fall-Away, the Investor Director shall immediately resign, and the Investor Parties shall cause the Investor Director immediately to resign, from the Board effective as of the date of the Investor Board Seat Fall-Away, and the Investor Parties shall no longer have any rights under this Section 5.10, including, for the avoidance of doubt, any designation and/or nomination rights under Section 5.10(c)

(c)    Until the occurrence of the Advisor Board Seat Fall-Away, at any annual meeting of the Company’s stockholders at which the term of the Advisor Director shall expire, the Investor shall have the right to designate, in accordance with the Company Charter Documents and the DGCL, one Advisor Director. Until the occurrence of the Investor Board Seat Fall-Away, at any annual meeting of the Company’s stockholders at which the term of the Investor Director shall expire, the Investor shall have the right to designate, in accordance with the Company Charter Documents and the DGCL, one Investor Director. The Company shall include the Investor Designees designated by the Investor in accordance with this Section 5.10(c) in the Company’s slate of nominees for the applicable annual meeting of the Company’s stockholders and shall recommend that the Company’s stockholders vote in favor of such Investor Designees and shall support the Investor Designees in a manner substantially no less favorable than the manner in which the Company supports its other non-executive nominees in the aggregate.

(d)    In the event of the death, disability, resignation or removal of the Investor Director or the Advisor Director as a member of the Board (in each case other than resignation pursuant to Section 5.10(b)), the Investor may designate an Investor Designee to replace such Investor Director or such Advisor Director, as applicable, and, subject to Section 5.10(e), the Company shall cause such Investor Designee to fill such resulting vacancy.

(e)    The Company’s obligations to have any Investor Designee elected to the Board or nominate any Investor Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.10, as applicable, shall in each case be subject to (A) such Investor Designee’s satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all directors of the Company and (B) such Investor Designee meeting all independence requirements under the listing rules of the Nasdaq and otherwise being reasonably acceptable to the Company. The Investor Parties will cause each Investor Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Investor’s Nominee’s eligibility and qualification to serve as a director of the Company. No

Investor Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) or (2) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Investor Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Parties and the Investor Designee must provide to the Company:

(i)    all information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to such Investor Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business;

(ii)    all information requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to such Investor Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business;

(iii)    an undertaking in writing by such Investor Designee:

(A)    to be subject to, bound by and duly comply with applicable Law, the Company Charter Documents, the policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members or members of any committee of which such Investor Designee may be a member, including the Company’s Code of Conduct, insider trading policy and all other Company policies and guidelines applicable generally to directors serving on the Board with respect to trading in the Company’s securities;

(B)    to keep confidential all information about the Company and its Affiliates of which he or she becomes aware in his or her capacity as a member of the Board; and

(C)    to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof (i) regarding any Transaction Agreement, the Transactions or any matters relating thereto or any transactions with or matters relating to the Investor or any Investor Affiliate or (ii) that, in the Board’s sole judgment, would reasonably be likely to (A) result in a conflict of interest, (B) adversely affect the attorney-client privilege between the Company and its counsel, or (C) result in a violation of applicable Law.

(f)    The Company shall be permitted to withhold any information and to exclude the Investor Director and the Advisor Director from any meeting or portion thereof with respect to information and meetings involving items to which Section 5.10(e)(iii)(C) is applicable.

(g)    The Company shall indemnify the Investor Director and the Advisor Director and provide the Investor Director and the Advisor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise.

Section 5.11    Voting. Until the Investor Board Seat Fall-Away:

(a)    at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Investor shall, and shall cause the Investor Parties to, take such action as may be required so that all of the shares of Series A Preferred Stock or Common Stock beneficially owned, directly or indirectly, by the Investor Parties and entitled to vote are voted (i) other than in respect of an Investor Director, Advisor Director or Investor Designee, in favor of each director nominated and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting, (iii) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (iv) in favor of the Company’s “say-on-pay” and “say-on-frequency” proposals and any proposal by the Company relating to compensation as recommended by the Board; provided that no Investor Party shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in its sole discretion, with respect to any other matter, including the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company; provided, further, (i) that in the event that any proposal submitted by a stockholder is subject to a vote of the Company’s stockholders, the applicable Investor Parties shall not, and shall cause their controlled Affiliates not to, publicly comment on such proposal or otherwise discuss such proposal with any stockholder other than the Investor Parties and (ii) if the applicable Investor Parties intend to cause any Common Stock, Preferred Stock or shares of Common Stock that were issued upon conversion of shares of Preferred Stock beneficially owned, directly or indirectly, by the applicable Investor Parties to be voted in a manner that is not in accordance with the Board’s recommendation with respect to such stockholder proposal, the applicable Investor Parties shall not (x) disclose such intention to any Person other than the Company, the Board or the other Investor Parties or (y) permit any such Common Stock, Preferred Stock or shares of Common Stock that were issued upon conversion of shares of Preferred Stock to be voted, in the case of each of (x) and (y), until the time of the relevant meeting of the Company’s stockholders; and

(b)    the Investor shall, and shall (to the extent necessary to comply with this Section 5.11) cause the Investor Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Series A Preferred Stock or Common Stock beneficially owned by the Investor or the Investor Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.11(a) at such meetings (including at any adjournments or postponements thereof).

Section 5.12    Tax Matters. (a) The Company and any applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable with respect to the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by applicable Law. Any amounts that are so withheld shall be timely paid over to the appropriate tax authority and shall be treated for all purposes of the applicable Transaction Documents and Company Charter Documents as having been paid to the Person in respect of which such deduction and withholding was made. On the date hereof and whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (and at such other times as may be requested in writing by the Company), the Investor (or any transferee) shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8 indicating that the Investor is a withholding foreign partnership, as applicable, along with any other documentation requested by the Company in writing reasonably necessary to comply with its Tax reporting obligations under applicable Law. For so long as Investor (or any transferee) holds any shares of Series A Preferred Stock, Investor (or such transferee) shall be a “United States person” as defined in Section 7701(a)(30) of the Code or a “withholding foreign partnership” for purposes of Section 1441 of the Code and Treasury Regulations Section 1.1441 5(c)(2), and shall provide the Company, promptly upon written request therefor, with any documentation reasonably necessary for the Company to verify such status (the “Responsible Person Covenant”).

(b)    The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.

(c)    Subject to compliance with the Responsible Person Covenant and absent a change in law, change in IRS practice, or contrary determination (as defined in Section 1313(a) of the Code), the Investor Parties and the Company agree (i) not to treat the Series A Preferred Stock (based on its terms as set forth in the Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 and (ii) to not take a reporting position that the holders of Series A Preferred Stock are required to include as dividend income any amounts in respect of the Series A Preferred Stock unless and until dividends on the Series A Preferred Stock are paid in cash or other property, in each case, for United States federal income Tax and withholding Tax purposes.

Section 5.13    Information Rights. Following the Closing and prior to the Investor Board Seat Fall-Away, in order to facilitate the Investor’s compliance with legal and regulatory requirements applicable to the beneficial ownership by the Investor and its Affiliates of equity securities of the Company and oversight of the Investor’s investment in the Company, the Company agrees to provide the Investor with the following:

(a)    reasonable access, to the extent reasonably requested by the Investor, to the offices and the properties of the Company and its Subsidiaries, including its and their books and records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request, provided that any investigation pursuant to this Section 5.13 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries; and

(b)    copies of all material, substantive materials provided to the Board at substantially the same time as provided to the directors of the Company;

provided that the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so would (i) violate or prejudice the rights of its and its Subsidiaries’ customers, (ii) result in the disclosure of trade secrets or competitively sensitive information to third parties, (iii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iv) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work-product protection or other legal privileges), (v) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action or (vi) expose the Company or its Subsidiaries to risk of liability for disclosure of sensitive or personal information; provided that the parties shall use their commercially reasonable efforts to disclose such information in a manner that would not violate the foregoing. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will be required to provide any information or material that relate to, contain or reflect any analyses, studies, notes, memoranda and other information related to or prepared in connection with any Transaction Document, the Transactions or any matters relating thereto or any transactions with or matters relating to the Investor or any of Investor’s Affiliates.

Section 5.14    Participation Rights.

(a)    For the purposes of this Section 5.14, “Excluded Issuance” shall mean (i) the issuance of any shares of equity securities that is subject to Section 10 (Anti-Dilution Adjustments) of the Certificate of Designations, (ii) the issuance of shares of any equity securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company as approved by the Board, (iii) the issuance of shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, program or agreement, (iv) the issuance of shares of equity securities as consideration in any “business combination” (as defined in the rules and regulations promulgated by the SEC) or as consideration in bona fide acquisitions of securities or substantially all of the assets of another

Person, business unit, division or business, (v) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock issued to the Investor, (vi) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company, (vii) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance) or (viii) the issuance of bonds, debentures, notes or similar debt securities convertible into Common Stock into the public market pursuant to a bona-fide, broadly distributed underwritten public offering, if the conversion or exercise price is at least the greater of (x) the then applicable Conversion Price (as defined in the Certificate of Designations) and (y) the Current Market Price (as defined in the Certificate of Designations) as of the date the Company would have been required to give the Investor notice of such issuance if it were not an Excluded Issuance.

(b)    Until the occurrence of the Investor Board Seat Fall-Away, if the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than in an Excluded Issuance, then the Company shall:

(i)    give written notice to the Investor (no less than five (5) Business Days prior to the closing of such issuance (or, in the case of a registered public offering, at least two (2) Business Days prior to the commencement of such registered public offering) or, if the Company reasonably expects such issuance to be completed in less than five (5) Business Days, such shorter period, which shall be as long as commercially practicable setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; and

(ii)    offer to issue and sell to the Investor Parties, on such terms as the Proposed Securities are issued and upon full payment by the Investor Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Investor Parties beneficially own (on an as-converted basis) by (B) the total number of shares of Common Stock then outstanding (on an as-converted basis); provided, however, that the Company shall not be required to offer to issue or sell to the Investor Parties (or to any of them) a number of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the Nasdaq or any other securities exchange or any other applicable Law.

(c)    The Investor will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the equity securities offered to be sold by the Company to the Investor Parties, which notice must be given within five (5) days after receipt of such notice from the Company (or such shorter period if the notice by the Company was sent in accordance with the preceding paragraph less than five (5) Business Days prior to the proposed issuance date, and in no event less than one (1) Business Day) (the failure of the Investor to respond within such time period shall be deemed a waiver of the Investor Parties’ rights under this Section 5.14 with respect to the applicable issuance of equity securities). If the Company offers two (2) or more securities in units to the other participants in the offering, the Investor Parties must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that (x) if such closing is prior to the tenth (10th) Business Day following the date on which the Investor has notified the Company that the Investor Parties have elected to exercise their subscription right, then each Investor Party shall purchase the new equity securities within ten (10) Business Days following delivery of notice of exercise by the Investor and (y) the closing of any purchase by any such Investor Party may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Authority. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 5.14(b). Any Proposed Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to issue or sell to the Investor Parties pursuant to this Section 5.14; provided, however, that the Company shall not be required to reoffer to the Investor Parties (or to any of them) a number of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the Nasdaq or any other securities exchange or any applicable Law.

(d)    The election by any Investor Party not to exercise its subscription rights under this Section 5.14 in any one instance shall not affect their right as to any subsequent proposed issuance.

(e)    Notwithstanding anything in this Section 5.14 to the contrary, the Company will not be deemed to have breached this Section 5.14 if not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 5.14, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to each Investor Party so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, each Investor Party will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Section 5.14(b) and Section 5.14(c).

(f)    In the case of an issuance subject to this Section 5.14 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.

(g)    In the event that the Investor Parties are not entitled to acquire any Proposed Securities pursuant to this Section 5.14 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such Proposed Securities under the listing rules of the Nasdaq or any other securities exchange or applicable Law, the Company shall, upon the Investor’s reasonable request delivered to the Company in writing within seven (7) Business Days following its receipt of the written notice of such issuance to the Investor pursuant to Section 5.14(b), at the Investor’s election, (i) waive the restrictions set forth in Section 5.07 solely to the extent necessary to permit any Investor Party to acquire a number of Proposed Securities equivalent to the amount of Proposed Securities that such Investor Party would have been entitled to purchase had it been entitled to acquire such Proposed Securities pursuant to Sections 5.14(a)-(c) and (ii) consider and discuss in good faith modifications proposed by the Investor Parties to the terms and conditions of such portion of the Proposed Securities that would otherwise be issued to the Investor Parties such that the Company would not be required to obtain stockholder approval in respect of the issuance of such Proposed Securities as so modified.

Section 5.15    Mandatory Conversion. The Company will not effect a Mandatory Conversion unless the Company irrevocably waives the transfer restrictions set forth in Section 5.08(a) on the Common Stock issued upon such Mandatory Conversion.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01    Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following condition: no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Transactions.

Section 6.02    Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    the representations and warranties of the Investor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect;

(b)    the Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c)    the Company shall have received a certificate, signed on behalf of the Investor by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03    Conditions to the Obligations of the Investor. The obligations of the Investor to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    the representations and warranties of the Company (i) set forth in Sections 3.01(a), 3.02(a), 3.03(a), 3.10, 3.11 and 3.12 shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in this Agreement, other than in Sections 3.01(a), 3.02(a), 3.03(a), 3.10, 3.11 and 3.12 shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)    the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)    the Investor shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(d)    the Company shall have delivered to the Investor a copy of the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware;

(e)    to the extent that the initial Investor Designee designated to be an Advisor Director has been designated at least five Business Days prior to the Closing, the Board shall have taken all actions necessary and appropriate to cause to be elected to the Board, effective immediately upon the Closing, the Advisor Director; and

(f)    any shares of Common Stock issuable upon conversion of the Series A Preferred Stock (other than any shares that may be issued in respect of accrued dividends) at the Conversion Rate specified in the Certificate of Designations as in effect on the date hereof shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

ARTICLE VII

TERMINATION; SURVIVAL

Section 7.01    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)    by the mutual written consent of the Company and the Investor;

(b)    by either the Company or the Investor upon written notice to the other, if the Closing has not occurred on or prior to July 31, 2020 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(b);

(c)    by either the Company or the Investor if any Restraint enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 5.02;

(d)    by the Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(e)    by the Company if the Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

Section 7.02    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Article I, Section 5.05, this Section 7.02 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Investor or the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a knowing or intentional breach of this Agreement or from Fraud.

Section 7.03    Survival. Except in the case of Fraud, the representations and warranties of the parties set forth in this Agreement and in any document delivered in connection herewith shall not survive the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

Section 8.02    Extension of Time, Waiver, Etc.. The Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a) the Investor or any Investor Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Investor Parties and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve the Investor of its obligations hereunder prior to or at the Closing; provided, further, that no Investor Party shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such Investor Party’s obligations hereunder.

Section 8.04    Counterparts. This Agreement and any other Transaction Documents may be executed in one or more counterparts (including by facsimile and electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other parties hereto (including electronically, e.g., in PDF format).

Section 8.05    Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the other Transaction Documents, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 8.06    Governing Law; Jurisdiction. (a) This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)    All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur, and that time is of the essence. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Purchase to be consummated on the terms and subject to the conditions set forth in this Agreement and the right of the Company to specifically enforce the obligation of Investor to cause the Commitments (as defined in the Equity Commitment Letter)) in the courts described in Section 8.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)    If to the Company, to it at:

Covetrus, Inc.

7 Custom House Street

Portland, ME 04101

Attention:    Anthony Providenti

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    David Feirstein, P.C.

                    Ross Leff, P.C.

Facsimile:   212-446-9000

Email:         [Redacted]

                     [Redacted]

(b)    If to the Investor or any Investor Party, to the Investor at:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:     Ravi Sachdev

                      Sarah Kim

Email:           [Redacted]

                       [Redacted]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Paul S. Bird

Facsimile: 212-521-7435

Email: [Redacted]

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that the Company shall, at or following the Closing, reimburse the Investor for its reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with Transaction, including fees of counsel and any other advisors, up to a maximum aggregate amount of $650,000.

Section 8.12    Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Investor” and words of similar import refer to documents (A) posted to the Finsight DealVRD for Project Sandpiper by or on behalf of the Company or (B) delivered in Person or electronically to the Investor or its respective Representatives. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national securities exchange other than the Nasdaq, all references herein to the Nasdaq shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless if otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13    Acknowledgment of Securities Laws. The Investor hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 8.14    Share Ownership Limit. After giving effect to the waiver delivered by the Board in connection with the Transaction, the Investor, in its capacity as the Grandfathered Holder 3 (as defined in the Company Charter) and on behalf of all other Persons constituting the Grandfathered Holder 3, represents to the Company and agrees it is, has, and will continue to comply with the restrictions on holders of Capital Stock (as defined in the Company Charter) of the Company, including, but not limited to the restrictions on Transfer (solely for purposes of this Section 8.14, as defined in the Company Charter) and Acquisition (as defined in the Company Charter) set forth in Article Fifth of the Company Charter. The Investor, in its capacity as the Grandfathered Holder 3 and on behalf of all other Persons constituting the Grandfathered Holder 3, further agrees that any action taken by the Grandfathered Holder 3 (or otherwise) that is contrary to the restrictions contained in the Company Charter as modified by the waiver delivered to the Board in connetion with the Transaction will result in such Capital Stock being automatically transferred to a Trust (as defined in the Company Charter) in accordance with the provisions of the Company Charter.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COVETRUS, INC.

By:	/s/ Ben Wolin
Name: Ben Wolin
Title: CEO

CD&R VFC HOLDINGS, L.P.

By: CD&R Investment Associates IX, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Chief Financial Officer, Treasurer & Secretary

[Signature Page to Investment Agreement]

ANNEX I

FORM OF CERTIFICATE OF DESIGNATIONS

PRIVILEGED AND CONFIDENTIAL

[FORM OF]

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PAR VALUE $0.01

OF

COVETRUS, INC.

On [●], 2020, the Board of Directors of Covetrus, Inc., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 250,000 authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the Certificate of Incorporation, the By-Laws and applicable law, a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock,” and having a par value of $0.01 per share and an initial number of authorized shares equal to 250,000, is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below.

SECTION 1.    Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 250,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board and (b) the filing of a certificate of increase or decrease with the Secretary of State of the State of Delaware. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2.    Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a)    on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b)    junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c)    senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, other than Parity Stock and Senior Stock (such Capital Stock, “Junior Stock”).

SECTION 3.    Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all dividends that have accrued on such share pursuant to Section 4(c), whether or not declared, but that have not, as of such date, been paid.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (a) that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates and (b) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Base Amount Accrued Dividends with respect to such share as of such date.

“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Preferred Dividend Payment Date immediately preceding such date of determination (taking into account the payment of Dividends, if any, on such Preferred Dividend Payment Date) or (b) if no Preferred Dividend Payment Date has occurred since the issuance of such share, zero.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person together with such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person into Common Stock).

“Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors for the purposes in question.

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“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“By-Laws” means the Amended and Restated By-Laws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Cash Dividend” has the meaning set forth in Section 4(d).

“Certificate of Designations” means this Certificate of Designation, Preferences and Rights, as may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of any such transaction in which (i) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person immediately after such transaction and (ii) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person in substantially the same proportion to each other as immediately prior to such transaction; or

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or transfer of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (i) a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (ii) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Company.

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“Change of Control Effective Date” has the meaning set forth in Section 9(c).

“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Purchase Price for such share to the Holder thereof.

“Change of Control Purchase Price” has the meaning set forth in Section 9.

“Change of Control Put” has the meaning set forth in Section 9.

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ on such date. If the Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(e).

“Company” has the meaning set forth in the recitals above.

“Consolidated EBITDA” means, with respect to any period of four (4) consecutive fiscal quarters, the Adjusted EBITDA of the Company and its consolidated Subsidiaries for such period as reported in the Company’s Annual Report on Form 10-K or based upon the financial metrics included in the Company’s Quarterly Reports on Form 10-Q, in each case, in a manner consistent with how such metric was calculated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

“Consolidated Net Total Leverage” means, as of any fiscal quarter- or year-end, (a) the aggregate principal amount of all Funded Debt (as defined in the Credit Agreement) of the Company and its consolidated Subsidiaries on such date, minus (b) Unrestricted Cash (as defined in the Credit Agreement) on such date, in each case determined on a consolidated basis in accordance with GAAP.

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“Consolidated Net Total Leverage Ratio” mean, as of any fiscal quarter- or year-end, the ratio of (a) Consolidated Net Total Leverage on such day to (b) Consolidated EBITDA of the Company and its consolidated Subsidiaries with respect to the twelve (12) months immediately preceding such date.

“Constituent Person” has the meaning set forth in Section 11(a)(iii).

“Conversion Date” has the meaning set forth in Section 8.

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate.

“Conversion Rate” means, for each share of Series A Preferred Stock, 90 and 10/111 (a fraction) shares of Common Stock, subject to adjustment as set forth herein.

“Credit Agreement” means the Credit Agreement, dated as of February 7, 2019, by and among Vet Intermediate Holdco II, LLC, JP Morgan Chase Bank, N.A., and the several banks and other financial institutions from time to time party thereto, as amended by the First Amendment thereto, dated as of February 27, 2020.

“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on, and including, the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.

“Default Event” means the occurrence, without cure of any of, (a) the Company’s failure to pay any Participating Dividends when required pursuant to, and in accordance with, Section 4(b); (b) the Company’s failure to comply with its obligations to effect the conversion of shares of Series A Preferred Stock (including to reserve and keep available for issuance the requisite number of shares of Common Stock pursuant to Section 6(b)) in compliance with Section 6; (c) the Company’s failure to comply with its obligations to repurchase shares of Series A Preferred Stock in compliance with Section 9; (d) the Company’s violation of any restrictions set forth in Section 4(f) relating to payment of dividends or distributions to the holders of Common Stock or other Capital Stock; (e) the Company’s taking any action described in Section 12(b) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Series A Preferred Stock, voting as a separate class; and (f) the Company’s failure to maintain the listing of the Common Stock on the NASDAQ (or its successor) or another U.S. national securities exchange or automated inter-dealer quotation system (or its successor).

“Distributed Property” has the meaning set forth in Section 10(a)(iii).

“Distribution Transaction” means any dividend or other distribution of equity securities of a Subsidiary of the Company to holders of Common Stock in which such Person ceases to be a Subsidiary of the Company by reason of such dividend or distribution of equity

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securities, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Rate” means 7.5% per annum.

“Dividend Record Date” has the meaning set forth in Section 4(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 11(a).

“Exchange Property Unit” has the meaning set forth in Section 11(a).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by a majority of the Board acting in good faith, (a) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $50,000,000, or (b) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Holder” means a Person in whose name any Series A Preferred Stock is registered in the Register.

“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Preferred Dividend Payment Period (or in the case of the first Dividend Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one-fourth of the Dividend Rate applicable on such date.

“Indebtedness” means (a) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments; (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party; (d) all securitization or similar facilities of the Company or any of its Subsidiaries; and (e) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant shall not be an Affiliate of the Company and shall be reasonably acceptable to the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time.

“Initial Dividend Payment Date” has the meaning set forth in the definition of “Preferred Dividend Payment Date.”

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“Investment Agreement” means that certain Investment Agreement between the Company and the Investor dated as of April 30, 2020, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Investor” means CD&R VFC Holdings, L.P.

“Investor Parties” means Investor and its Affiliates.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.

“Mandatory Conversion” has the meaning set forth in Section 7.

“Mandatory Conversion Date” has the meaning set forth in Section 7.

“Mandatory Conversion Threshold Price Percentage” has the following meaning with respect to any Mandatory Conversion: (a) if the Mandatory Conversion Date for such Mandatory Conversion is before the date that is two (2) years following the Original Issuance Date, two hundred percent (200%); (b) if the Mandatory Conversion Date for such Mandatory Conversion is on or after the date that is two (2) years following the Original Issuance Date but before the date that is two (2) years and six (6) months following the Original Issuance Date, one hundred and ninety-five percent (195%); (c) if the Mandatory Conversion Date for such Mandatory Conversion is on or after the date that is two (2) years and six (6) months following the Original Issuance Date but before the date that is three (3) years following the Original Issuance Date, one hundred and ninety percent (190%); (d) if the Mandatory Conversion Date for such Mandatory Conversion is on or after the date that is three (3) years following the Original Issuance Date but before the date that is three (3) years and six (6) months following the Original Issuance Date, one hundred and eighty-five percent (185%); (d) if the Mandatory Conversion Date for such Mandatory Conversion is on or after the date that is three (3) years and six (6) months following the Original Issuance Date but before the date that is four (4) years following the Original Issuance Date, one hundred and eighty percent (180%); and (e) if such Mandatory Conversion Date is on or after the date that is four (4) years following the Original Issuance Date, one hundred and seventy-five percent (175%).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day), of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

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“NASDAQ” means the NASDAQ Global Select Market (or its successor).

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Optional Conversion” has the meaning set forth in Section 6(a).

“Original Issuance Date” means the date of closing pursuant to the Investment Agreement.

“Ownership Limitation” has the meaning set forth in Section 8(f).

“Parity Stock” has the meaning set forth in Section 2(a).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Dividend” has the meaning set forth in Section 4(c).

“Preferred Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the Original Issuance Date (the “Initial Dividend Payment Date”); provided, however, that if any such Quarterly Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Quarterly Date, without any interest.

“Preferred Dividend Payment Period” means (a) in respect of any share of Series A Preferred Stock issued on the Original Issuance Date, the period from and including the Original Issuance Date to but excluding the Initial Dividend Payment Date and, subsequent to the Initial Dividend Payment Date, the period from and including any Preferred Dividend Payment Date to but excluding the next Preferred Dividend Payment Date, and (b) for any share of Series A Preferred Stock issued subsequent to the Original Issuance Date, the period from and including the Issuance Date of such share to but excluding the next Preferred Dividend Payment Date and, subsequently, in each case the period from and including any Preferred Dividend Payment Date to but excluding the next Preferred Dividend Payment Date.

“Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Quarterly Date” has the meaning set forth in the definition of “Preferred Dividend Payment Date.”

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted

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into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Register” means the securities register maintained in respect of the Series A Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.

“Reorganization Event” has the meaning set forth in Section 11(a)(iii).

“Required Number of Shares” has the meaning set forth in Section 9(h).

“Requisite Stockholder Approval” means the stockholder approval contemplated by Rule 5635 of the NASDAQ listing rules with respect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable NASDAQ listing rules, such stockholder approval is no longer required for the Company to settle all conversions of the Series A Preferred Stock in shares of Common Stock without regard to Section 8(f).

“Satisfaction of Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

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“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Company or any of its Subsidiaries.

“Stockholder Voting Power” means the aggregate number of shares of Voting Stock of the Company, with the calculation of such aggregate number of shares of Voting Stock being conclusively made for all purposes under this Certificate of Designations and the Certificate of Incorporation, absent manifest error, by the Company based on the Company’s review of the Register, the Company’s other books and records, each Holder’s public filings pursuant to Section 13 or Section 16 of the Exchange Act and any other written evidence satisfactory to the Company regarding any Holder’s beneficial ownership of any securities of the Company.

A “Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which the NASDAQ is open for the transaction of business and on which there has not occurred a Market Disruption Event.

“Trading Period” has the meaning set forth in Section 7(a).

“Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least five (5) Business Days prior to the Change of Control Purchase Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the Average Assumed Dividend Period; provided, however, that if such Average Assumed Dividend Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Assumed Dividend Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and, provided, further, that the Treasury Rate shall not in any event be less than zero. For purposes of this definition, “Average Assumed Dividend Period” shall mean the average number of months (weighted based on the amount of the assumed dividends) from the Change of Control Purchase Date to the applicable Preferred Dividend Payment Date for each dividend assumed to be paid for purposes of the calculation.

“Trigger Event” has the meaning set forth in Section 10(a)(v).

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“Voting Stock” means (a) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “CVET <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained by the Company for such purpose).

SECTION 4.    Dividends. (a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(b)    Participating Dividends. Holders shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all cash dividends paid on the shares of Common Stock as if immediately prior to each Common Stock Dividend Record Date, all shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock (without regard to Section 8(f)). Dividends payable pursuant to this Section 4(b) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock, unless the full dividends contemplated by this Section 4(b) are paid substantially at the same time to Holders.

(c)    Preferred Dividends. In addition to the Participating Dividends, dividends on each share of Series A Preferred Stock (the “Preferred Dividends”) (i) shall accrue and accumulate on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has funds legally available to make payment thereof, at a rate per annum equal to the Dividend Rate as further specified below and compound quarterly on each Preferred Dividend Payment Date (to the extent not paid on such Preferred Dividend Payment Date) and (ii) shall, subject to the terms of Section 4(d), be payable quarterly in arrears, if, as and when authorized by the Board and declared by the Company, only out of funds legally available therefor, on each Preferred Dividend Payment Date, commencing on the first Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Preferred Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Preferred Dividend Payment Period in which such day falls; provided, however, that if during any Preferred Dividend Payment Period any Accrued Dividends in respect of one (1) or more prior Preferred Dividend Payment Periods are paid, then after the date of such payment the amount of Preferred Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued

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Dividends) by (y) the actual number of days in such Preferred Dividend Payment Period. The amount of Preferred Dividends accrued with respect to any share of Series A Preferred Stock for any Preferred Dividend Payment Period shall equal the sum of the daily Preferred Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Preferred Dividend Payment Period. For the avoidance of doubt, for any share of Series A Preferred Stock with an Issuance Date that is not a Preferred Dividend Payment Date, the amount of Preferred Dividends accrued with respect to the initial Dividend Payment Period for such share shall equal the product of (A) the daily accrual determined as specified in the prior sentence, assuming a full Preferred Dividend Payment Period in accordance with the definition of such term, and (B) the number of days from and including such Issuance Date to but excluding the next Preferred Dividend Payment Date.

(d)    Payment of Preferred Dividends. Preferred Dividends may be paid only if, as and when authorized by the Board and declared by the Company. Preferred Dividends that have accrued in a Preferred Dividend Payment Period may, at the option of the Company in its sole discretion and to the extent permitted by applicable law, be paid fully or partially in cash on the Preferred Dividend Payment Date immediately following such Preferred Dividend Payment Period (any Preferred Dividend or portion of a Preferred Dividend paid in such manner, a “Cash Dividend”); provided, however, that (A) Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward) and (B) Cash Dividends in respect of Accrued Dividends in respect of any Preferred Dividend Payment Periods may be paid after the Preferred Dividend Payment Date immediately following such Preferred Dividend Payment Period solely with the consent of the Holders representing at least a majority of the then-issued and outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing or anything to the contrary in this Certificate of Designations, except as contemplated by clause (B) of the immediately preceding proviso, no Cash Dividends may be paid in respect of Accrued Dividends that have become Base Amount Accrued Dividends and the value associated with such Accrued Dividends shall be delivered to Holders through payment or conversion as contemplated by this Certificate of Designations (including in accordance with Section 5, Section 6, Section 7 and Section 9).

(e)    Record Date. Each Participating Dividend or Preferred Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto. Each Participating Dividend or Preferred Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board for such dividends (each such date, a “Dividend Record Date”) which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”); and (ii) with respect to Preferred Dividends (including Accrued Dividends that were not declared and paid on the Preferred Dividend Payment Date immediately following the Preferred Dividend Payment Period in which they accrued), shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date.

(f)    Other Dividends and Repurchases. Without the consent of the Holders representing at least a majority of the then-issued and outstanding shares of Series A Preferred Stock, the Company shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Stock or (ii) repurchase, redeem or otherwise acquire any Junior

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Stock (other than repurchases of shares of Common Stock from employees, officers, directors, consultants or contractors of the Company in the ordinary course of business or sellers of acquired businesses that received Common Stock as consideration) for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Stock, unless, in each case, (A) immediately before and after the taking of such action, the fair value of the Company’s assets would exceed the sum of its debts (including for this purpose the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Series A Preferred Stock); (B) immediately after the taking of such action, the Company, in its good faith judgment, would be able to pay all of its debts (including the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Series A Preferred Stock) as they are reasonably expected to come due; (C) such action is otherwise in compliance with applicable Law; and (D) no Default Event has occurred and is ongoing. Notwithstanding anything to the contrary herein, for so long as any shares of Series A Preferred Stock remain outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the most recent Preferred Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

(g)    Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under Section 6(a) or Section 7, as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable dividend payment date; provided, however, that the amount of such dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 6(a) or Section 7, as applicable, with respect to such Conversion Date.

SECTION 5.    Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 6 (without regard to Section 8(f)). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

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(b)    Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) above to all Holders and the liquidating distributions payable all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6.    Right of the Holders to Convert.

(a)    Subject to the terms of Section 8(f), each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert (an “Optional Conversion”) each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 8(e). The right of Optional Conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided, however, that, in each case, no right of Optional Conversion may be exercised by a Holder in respect of fewer than 5,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(b)    The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding (without regard to Section 8(f)). Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

SECTION 7.    Mandatory Conversion by the Company. (a) If either (i) (x) the Consolidated EBITDA of the Company and its consolidated Subsidiaries exceeds $300 million for two consecutive twelve (12) month periods (ending on a fiscal quarter- or year-end) and (y)

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the Company’s Consolidated Net Total Leverage Ratio as of the last day of such two consecutive twelve (12) month periods does not exceed 4:00:1:00 or (ii) the VWAP per share of Common Stock exceeds the product of (x) the Mandatory Conversion Threshold Price Percentage and (y) the Conversion Price on each of at least twenty (20) Trading Days (whether or not consecutive) in a period of thirty (30) consecutive Trading Days (the “Trading Period”), the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all (subject to Section 8(f)), of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7, the “Mandatory Conversion Date”); provided, however, that the Company may not require a Mandatory Conversion if such Mandatory Conversion is prohibited by the Investment Agreement. In the case of a Mandatory Conversion, subject to Section 8(f), each share of Series A Preferred Stock then outstanding shall be converted into (A) the number of shares of Common Stock equal to the quotient of (1) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (2) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (B) cash in lieu of fractional shares as set out in Section 8(e).

(b)    Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, no later than ten (10) Business Days following the filing of the Company’s relevant Annual Report on Form 10-K or Quarterly Report on From 10-Q or the completion of the Trading Period, as applicable, provide notice of a Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, delivery of a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than five (5) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i)    the Mandatory Conversion Date selected by the Company; and

(ii)    the Conversion Rate as in effect on the Mandatory Conversion Date, the amount of Accrued Dividends on each share of Series A Preferred Stock held by such Holder as of the Mandatory Conversion Date, the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Series A Preferred Stock held by such Holder (including in respect of the Accrued Dividends thereon) and, if applicable, the cash in lieu of fractional shares to be paid thereon.

SECTION 8.    Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to receive shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 8:

(i)    in the case of an Optional Conversion, complete and manually sign the conversion notice in the form attached hereto as Exhibit I (the “Conversion Notice”), and deliver such notice to the Company; provided, however, that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction as such Holder may specify;

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(ii)    deliver to the Company the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;

(iii)    if required, furnish appropriate endorsements and transfer documents; and

(iv)    if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.

The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not the Mandatory Conversion of the shares of Series A Preferred Stock on the Mandatory Conversion Date).

The “Conversion Date” means (A) with respect to an Optional Conversion pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8 (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7, the Mandatory Conversion Date.

(b)    Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, subject to Section 8(f), Preferred Dividends and Participating Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and on conversion, such shares of Series A Preferred Stock shall cease to be outstanding.

(c)    Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and, to the extent applicable, cash as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8 (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 8(e)). Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of an Optional Conversion) or in the records of the Company (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and cash should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

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(d)    No Adjustment. No adjustment to shares of Series A Preferred Stock being converted on a Conversion Date or to the shares of Common Stock deliverable to the Holders upon the conversion thereof shall be made in respect of dividends or other distributions payable to holders of the Common Stock as of any date prior to the close of business on such Conversion Date (it being understood that the foregoing shall not limit any Holder’s right to receive Participating Dividends payable prior to such time or the operation of Section 10(a) in respect of events occurring prior to such time). Until the Conversion Date with respect to any share of Series A Preferred Stock has occurred, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.

(e)    Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one (1) additional whole share of Common Stock. To determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

(f)    Limitation on Conversion Right.

(i)    Notwithstanding anything to the contrary in this Certificate of Designations, unless and until the Requisite Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon any proposed conversion of any Series A Preferred Stock of any Holder, and no Convertible Preferred Stock of any Holder will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in such Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of nineteen and ninety-nine-one-hundredths percent (19.99%) of the then-outstanding Stockholder Voting Power (the restrictions set forth in this sentence, the “Ownership Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. The Company is not required to obtain, or to try to obtain, the Requisite Stockholder Approval.

(ii)    Any purported conversion (and delivery of shares of Common Stock upon conversion of the Series A Preferred Stock) will be void and have no effect to the extent, but only to the extent, that such conversion and delivery would result in any Holder becoming the beneficial owner of shares of Common Stock outstanding at such time in excess of the Ownership Limitation. For the avoidance of doubt, a Holder may effect an Optional Conversion, and the Company may, upon exercise of its Mandatory Conversion Right, force conversion of, a portion of such Holder’s Convertible Preferred Stock up to the Ownership Limitation, in each case subject to the other requirements of this Certificate of Designations applicable to such Optional Conversion or Mandatory Conversion, as applicable.

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(iii)    Except as otherwise provided herein, if any consideration otherwise due upon the proposed conversion of any Series A Preferred Stock pursuant to an Optional Conversion or Mandatory Conversion is not delivered as a result of the Ownership Limitation, then the Company’s obligation to deliver such consideration will not be extinguished, and the Company will deliver such consideration (and the relevant shares of Series A Preferred Stock shall be deemed converted) as soon as reasonably practicable after the Holder of such Series A Preferred Stock provides written evidence satisfactory to the Company that such delivery will not contravene the Ownership Limitation. A Holder will provide such evidence as soon as reasonably practicable after its beneficial ownership is such that additional shares of Common Stock issuable upon conversion of Convertible Preferred Stock may be delivered without contravening the Ownership Limitation. For the avoidance of doubt, until consideration due upon the conversion of any Series A Preferred Stock is delivered, such Series A Preferred Stock shall be deemed not to have converted, Preferred Dividends shall continue to accrue thereon and consideration ultimately paid out in respect thereof shall take into account such accrued Preferred Dividends (to the extent not previously paid as Cash Dividends).

SECTION 9.    Change of Control. (a) Repurchase at the Option of the Holder. In the event of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option to require the Company to purchase (a “Change of Control Put”), any or all of its shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash, equal to 101% of the sum of (i) the Liquidation Preference of such share of Series A Preferred Stock plus (ii) the Accrued Dividends in respect of such share of Series A Preferred Stock, in each case as of the applicable Change of Control Purchase Date (the “Change of Control Purchase Price”); provided, however, in each case (but, for purposes of clarity, not in the event where such holder actually converts its shares of Series A Preferred Stock into Common Stock), the Company shall only be required to pay the Change of Control Purchase Price (i) after the Satisfaction of Indebtedness Obligations and (ii) to the extent such purchase can be made out of funds legally available therefor.

(b)    Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth a description of the anticipated Change of Control and contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).

(c)    Final Change of Control Notice. Within ten (10) days following the effective date of the Change of Control (the “Change of Control Effective Date”) (or, if later, promptly after the Company discovers that the Change of Control has occurred), the Company shall deliver to each Holder a written notice setting forth:

(i)    the date, which shall be no earlier than the twentieth (20th) Business Day after the Change of Control Effective Date (or, if later, the date of delivery of such notice), by which the Change of Control Put must be exercised;

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(ii)    the amount of cash or other consideration payable per share of Series A Preferred Stock, if such Holder elects to exercise a Change of Control Put;

(iii)    a description of the payments and other actions required to be made or taken in order to effect the Satisfaction of Indebtedness Obligations;

(iv)    the purchase date for such shares (which shall be no later than sixty (60) days from the date such notice is delivered); and

(v)    the instructions a Holder must follow to exercise its Change of Control Put in connection with such Change of Control.

(d)    Change of Control Put Procedure. To exercise a Change of Control Put, a Holder must, no later than 5:00 p.m., New York City time, on the date specified in the written notice referred to in Section 9(c)(i) by which such option must be exercised, notify the Company in writing of the number of shares of Series A Preferred Stock as to which such Change of Control Put is being exercised.

(e)    Delivery upon Change of Control Put. Upon a Change of Control Put, after Satisfaction of Indebtedness Obligations and subject to Section 9(h), the Company (or its successor) shall deliver or cause to be delivered to the Holder by mail or wire transfer the Change of Control Purchase Price of such Holder’s shares of Series A Preferred Stock. Subject to the payment of the Change of Control Purchase Price with respect to such Holder’s shares of Series A Preferred Stock, from and after the Change of Control Effective Date, the dividend, voting and other powers, designations, preferences and rights provided herein with respect to such repurchased shares of Preferred Stock shall cease.

(f)    Partial Exercise of Change of Control Put. In the event that a Change of Control Put is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, promptly following such Change of Control Put, the Company shall reflect in the Register the remaining shares of Series A Preferred Stock held by such Holder.

(g)    Redemption by the Company. In the case of a Change of Control (provided, however, that for purposes of this Section 9(g), the references to “a majority” in the definition of Change of Control shall be deemed to be references to “80%”), any shares of Series A Preferred Stock as to which a Change of Control Put was not exercised may be redeemed, at the option of the Company (or its successor or the acquiring or surviving Person in such Change of Control), at any time upon not less than fifteen (15) nor more than sixty (60) days’ notice, at a redemption price per share, payable in cash, equal to (i) the Liquidation Preference as of the date of redemption plus (ii) Accrued Dividends as of the date of redemption, plus (iii) if the applicable redemption date is prior to the fifth anniversary of the Issuance Date, the amount equal to the net present value (computed using a discount rate equal to the Treasury Rate) of the sum of all Accrued Dividends that would otherwise be payable on such shares of Series A Preferred Stock on and after the applicable Change of Control Purchase Date to and including the fifth anniversary of the Issuance Date and assuming such Accrued Dividends were paid in cash. Unless the Company (or its successor or the acquiring or surviving Person in such Change of

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Control) defaults in making the redemption payment on the applicable redemption date, on and after the redemption date, (A) Accrued Dividends shall cease to accrue on the shares of Series A Preferred Stock so called for redemption; (B) all shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding; and (C) all rights with respect to such shares of Series A Preferred Stock shall on such redemption date cease and terminate, except only for the right of the Holders thereof to receive the amount payable in such redemption.

(h)    Insufficient Funds; Specified Contract Terms. If, on the Change of Control Effective Date, the Company (A) shall not have sufficient funds legally available to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 9 (the “Required Number of Shares”) or (B) will be in violation of Specified Contract Terms if it purchases the Required Number of Shares, the Company (i) shall purchase, on a pro rata basis, a number of shares of Series A Preferred Stock with an aggregate Change of Control Purchase Price equal to the lesser of (1) the amount available for the purchase of shares of Series A Preferred Stock with such legally available funds and (2) the largest amount that can be used for such purchase not prohibited by Specified Contract Terms; and (ii) except to the extent a Holder withdraws its exercise of the Change of Control Put with respect to unpurchased shares, shall purchase any remaining shares, on a pro rata basis, as soon as practicable after the Company is able to make such purchase out of legally available funds and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms.    Notwithstanding anything to the contrary herein, if the Company does not have legally available funds that are available to purchase all shares of Series A Preferred Stock that Holders have elected to be purchased, or is prohibited by Specified Contract Terms from doing so, or otherwise fails to comply with any provisions of Section 9, the Change of Control Put Price after the date on which the Change of Control Put is otherwise to occur in accordance with this Section 9 (disregarding this Section 9(h) and the proviso to Section 9(a)) shall be increased by the amount of any Accrued Dividends accruing between the date on which the Change of Control Put is otherwise to occur and the date of such purchase.    Notwithstanding anything to the contrary herein, in the event a Holder exercises a Change of Control Put pursuant to this Section 9 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Put, the Company will use its reasonable best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 9.

(i)    Change of Control Agreements. The Company shall not enter into any agreement for, or otherwise willingly engage in, a transaction constituting a Change of Control, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put in a manner that is consistent with and gives effect to this Section 9, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control, to the effect that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance

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sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and effect the Satisfaction of Indebtedness Obligations and the payment of the Change of Control Put Price in respect of all shares of Series A Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to Section 6 or Section 7, as applicable.

(j)    Conversion Right. Notwithstanding anything to the contrary herein, (i) prior to the expiry of the exercise period for the Change of Control Put, any redemption pursuant to Section 9(g) or any Change of Control, each Holder shall be entitled to exercise an Optional Conversion in respect of any and all of its Series A Preferred Stock, (ii) in the event that a Holder is notified of the pending Change of Control later than twenty (20) Business Days prior to its consummation (or after its consummation), such Holder shall be entitled to elect to receive the proceeds of such Change of Control as if such Holder had converted any or all of its Series A Preferred Stock immediately prior to such consummation, and (iii) in the event that Section 8(f) would operate to limit the number of shares of Common Stock that a Holder may receive upon exercise of its Optional Conversion right in connection with a Change of Control, such Holder shall be entitled to exercise its Optional Conversion right to receive the proceeds of the Change of Control on its Series A Preferred Stock as converted to Common Stock without regard to Section 8(f).

SECTION 10.    Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 10, without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i)    The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0    =    the Conversion Rate in effect immediately prior to (i) the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;

CR1    =    the new Conversion Rate in effect immediately after (i) the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;

OS0    =    the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

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OS1    = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

(ii)    The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 10(a)(v) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X)] / (OS0+Y)

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend, distribution or other issuance;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or other issuance.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less

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than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or other issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announced its decision not to issue such rights, options or warrants to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or other issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii)    The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 10(a)(i) or Section 10(a)(ii) hereof; (B) Distribution Transactions as to which Section 10(a)(iv) shall apply; (C) dividends or distributions paid exclusively in cash; and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 10(a)(v) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

where,

CR0    =    the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1    =    the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0    =    the Current Market Price as of the Record Date for such dividend or distribution; and

FMV    =    the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided, however, that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but

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without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iii) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)    The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

where,

CR0    =    the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction;

CR1    =    the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction;

FMV    =    the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction; and

MP0    =    the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 10(a)(iv), delivery of any additional shares of Common Stock that

24

may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iv) shall be delayed only to the extent necessary in order to complete the calculations provided for in this Section 10(a)(iv).

(v)    If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Company Common Stock as described in Section 10(a)(ii) (without giving effect to the forty-five (45)-day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 10(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 10(a)(i) or Section 10(a)(iii), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 10(a)(v), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

(b)    Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one (1) share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required, unless such adjustment would require an increase or decrease of at least one percent (1%) of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent (1%) that has not been made will be made upon any Conversion Date.

(c)    When No Adjustment Required. (i) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

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(ii)    Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii)    No adjustment to the Conversion Rate will be made:

(A)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)    upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security;

(D)    for dividends or distributions declared or paid to holders of Common Stock in which Holders participate pursuant to Section 4(b); or

(E)    for a change solely in the par value of the Common Stock.

(d)    Successive Adjustments. After an adjustment to the Conversion Rate under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e)    Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)    Tax Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 10, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

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(g)    Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 10(f):

(i)    compute the adjusted applicable Conversion Rate in accordance with this Section 10; and

(ii)    (A) in the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 10 (but only if the action of the type described in Section 10 would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series A Preferred Stock), the Company shall, at the time of such notice or announcement, and in the case of any action that would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first-class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property, which shall be deliverable upon conversion or redemption of the Series A Preferred Stock or (B) in the event that the Company does not give notice or make a public announcement as set forth in subclause (A) of this clause (ii), the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more provisions of Section 10 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (A) of this clause (ii); and

(iii)    whenever the Conversion Price shall be adjusted pursuant to one or more provisions of Section 10, the Company shall, as soon as practicable following the determination of the revised Conversion Price, (A) file at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (B) cause a copy of such statement to be sent in the manner set forth in subclause (A) of clause (ii) to each Holder.

SECTION 11.    Adjustment for Reorganization Events.

(a)    Reorganization Events. In the event of:

(i)    any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

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(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event” and the cash, securities or other property into which the Common Stock is changed, converted or exchanged, the “Exchange Property” and the amount and kind of Exchange Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), an “Exchange Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations, from and after the effective time of such Reorganization Event, without the consent of the Holders, each share of Series A Preferred Stock will remain outstanding (unless converted in accordance with Section 11(d)) and (I) the consideration due upon conversion of any Series A Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in Section 10 or in this Section 11, or in any related definitions, were instead a reference to the same number of Exchange Property Units; (II) for purposes of Sections 6 and 7, each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units (and the terms of any conversion shall be based upon the Liquidation Value and Accrued Dividends at the time of such subsequent conversion); (III) for purposes of the definition of “Change of Control” and related concepts, the term “Common Stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Exchange Property; and (IV) other references to “Common Stock” shall refer to the Exchange Property with appropriate adjustment to preserve, to the greatest extent possible (so long as there is no detrimental effect to the Company), the economic and other rights in respect of the Series A Preferred Stock granted by this Certificate of Designations and the Investment Agreement; provided, however, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)    Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events.

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(c)    Reorganization Event Notice. The Company (or any successor) shall, no less than twenty (20) Business Days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d)    Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(e)    Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 9 shall take precedence over this Section 11 to the extent there is any inconsistency between such sections.

SECTION 12.    Voting Rights.

(a)    General. The Holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided herein or as required by applicable law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted (taking into account the limitations in Section 8(f), applied ratably with respect to each outstanding share of Series A Preferred Stock) as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited; provided, however, that the Investor Parties that hold shares of Series A Preferred Stock shall not be entitled to any voting rights in respect of such shares of Series A Preferred Stock, at any stockholders’ meeting or in any written consent of stockholders, in each case to the extent, and only to the extent, that such Investor Parties would have the right to a number of votes in respect of such Investor Parties’ shares of Common Stock, Preferred Stock or other Capital Stock of the Company in excess of nineteen and ninety-nine-one-hundredths percent (19.99%) of the then-outstanding Stockholder Voting Power. For the avoidance of doubt, the Holders of shares of Series A Preferred Stock shall not be entitled to any voting rights in each case to the extent, and only to the extent, that the issuance, delivery, conversion or convertibility of such Series A Preferred Stock would result in such Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of the Ownership Limitation prior to the Requisite Stockholder Approval. The Holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-Laws as if they were holders of record of Common Stock for such meeting.

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(b)    Adverse Changes. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Company may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent from the Holders of at least a majority of the then-issued and outstanding shares of Series A Preferred, voting as a separate class:

(i)    amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including this Certificate of Designations) in a manner that would adversely affect the powers, preferences, rights or privileges of the Series A Preferred Stock;

(ii)    authorize, create, increase the authorized amount of, or issue any class or series of Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for any of the foregoing, or reclassify any security into, any Senior Stock or Parity Stock (provided, however, that the authorization, creation, increase in the authorized amount of, or issuance of any class or series of Junior Stock or any security convertible into, or exchangeable or exercisable for any of the foregoing, or reclassification of any security into, Junior Stock will not require the vote or consent of any Holders); and

(iii)    increase or decrease the authorized number of shares of Series A Preferred Stock (except for the cancellation and retirement of shares set forth in Section 14 or issue additional shares of Series A Preferred Stock.

(c)    Each Holder of Series A Preferred Stock will have one (1) vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(d)    The vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the provisions of Section 9(i), and any amendment or waiver of any of the provisions of Section 9(i) approved by such percentage of the Holders shall be binding on all of the Holders.

(e)    For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or By-Laws, the Holders shall have the exclusive consent and voting rights set forth in Section 12(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

SECTION 13.    Transfer Agent. The Company may appoint a transfer agent and remove its transfer agent in accordance with the agreement between the Company and such transfer agent; provided, however, that the Company shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such

30

removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders. When a Holder requests to register the transfer of shares of Series A Preferred Stock, the Company or the Company’s transfer agent, as applicable, shall register the transfer as requested if its reasonable requirements for such transaction are met.

SECTION 14.    Status of Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.

SECTION 15.    Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

SECTION 16.    Creation of Capital Stock. Subject to Section 12(b)(ii), the Board, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 17.    No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 18.    Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities in a name other than the name in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)    Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 19.    Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the

31

terms of this Certificate of Designations) with postage prepaid, addressed, (i) if to the Company, to its office at [●] (Attention: General Counsel), or to any transfer or other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register; or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 20.    Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 21.    Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

SECTION 22.    Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein, which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term, unless so expressed herein.

SECTION 23.    No Other Rights. Except as expressly provided in any agreement between a Holder and the Company, the Series A Convertible Preferred Stock will have no rights, preferences or voting powers, except as provided in this Certificate of Designations or the Certificate of Incorporation or as provided by applicable law.

[Signature Page Follows]

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This Certificate of Designations has been approved by the Board in the manner and by the vote required by law.

The undersigned acknowledges this Certificate of Designations to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed in its name and on its behalf by its                      and attested to by its                      on this                      day of [●], 2020.

ATTEST:	COVETRUS, INC.

By:
Name:	Name:
Title:	Title:

Exhibit I

COVETRUS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of Covetrus, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of Covetrus, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), [as of the date specified below][[upon/immediately prior to], and subject to the occurrence of, [●]].

Date of Conversion (if applicable): ___________________________________________

Number of shares of Series A Preferred Stock to be converted: _____________________

Share certificate no(s). of Series A Preferred Stock to be converted: _________________

Tax ID Number (if applicable): ______________________________________________

Please confirm the following information:

Conversion Price: ________________________________________________________

Number of shares of Common Stock to be issued: _______________________________

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to: _________________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email: __________________________________________

Authorization: ____________________________________

By: _____________________________________________

Title: ____________________________________________

Dated: ___________________________________________

Account Number (if electronic book entry transfer): _____________________________

Transaction Code Number (if electronic book entry transfer): ______________________

Payment Instructions for cash payment in lieu of fractional shares:

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT (IF ANY).]

ACKNOWLEDGMENT

The Company hereby acknowledges the attached Conversion Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [    ] from the Company and acknowledged and agreed to by [    ].

Covetrus, Inc.

By:
Name:
Title:

ANNEX II

FORM OF REGISTRATION RIGHTS AGREEMENT

ANNEX II

REGISTRATION RIGHTS AGREEMENT

by and among

COVETRUS, INC.

and

THE INVESTOR LISTED ON THE SIGNATURE PAGES HERETO

Dated as of [●], 2020

TABLE OF CONTENTS

		Page

ARTICLE I

Resale Shelf Registration

Section 1.1	Shelf Registration Statement	1
Section 1.2	Effectiveness Period	2
Section 1.3	Subsequent Shelf Registration Statement	2
Section 1.4	Supplements and Amendments	2
Section 1.5	Subsequent Holder Notice	2
Section 1.6	Underwritten Offering	3
Section 1.7	Take-Down Notice	3
Section 1.8	Piggyback Rights	3

ARTICLE II

Additional Provisions Regarding Registration Rights

Section 2.1	Registration Procedures	4
Section 2.2	Suspension	8
Section 2.3	Expenses of Registration	8
Section 2.4	Information by Holders	8
Section 2.5	Rule 144 Reporting	9
Section 2.6	Holdback Agreement	9

ARTICLE III

Indemnification

Section 3.1	Indemnification by Company	9
Section 3.2	Indemnification by Holders	10
Section 3.3	Notification	10
Section 3.4	Contribution	11

ARTICLE IV

Transfer and Termination of Registration Rights

Section 4.1	Transfer of Registration Rights	11
Section 4.2	Termination of Registration Rights	12

ARTICLE V

Miscellaneous

Section 5.1	Amendments and Waivers	12
Section 5.2	Extension of Time, Waiver, Etc.	12
Section 5.3	Assignment	12
Section 5.4	Counterparts	12

i

ii

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2020, by and between Covetrus, Inc., a Delaware corporation (the “Company”), and CD&R VFC Holdings, L.P. (together with its respective successors and assigns, the “Purchaser”). Capitalized terms used but not defined elsewhere herein are defined in Exhibit A. The Purchaser and any other party that may become a party hereto pursuant to Section 4.1 are referred to collectively as the “Investors” and individually each as an “Investor”.

WHEREAS, the Company and the Purchaser are parties to that certain Investment Agreement, dated as of April 30, 2020 (as amended from time to time, the “Investment Agreement”), pursuant to which the Company is selling to the Purchaser, and the Purchaser is purchasing from the Company, an aggregate of 250,000 shares of 7.5% Series A Convertible Preferred Stock (the “Preferred Stock”), which is convertible into shares of Common Stock;

WHEREAS, as a condition to the obligations of the Company and the Purchaser under the Investment Agreement, the Company and the Purchaser are entering into this Agreement for the purpose of granting certain registration and other rights to the Investors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Resale Shelf Registration

Section 1.1    Shelf Registration Statement.

(a)    Subject to the other applicable provisions of this Agreement, beginning on the date that is 24 months after the date of this Agreement, one or more Holders (each, a “Demanding Holder”) with Registrable Securities shall have the right, by delivering written notice to the Company (a “Demand Notice”), to require the Company to, pursuant to the terms of this Agreement, register under and in accordance with the provisions of the Securities Act the number of Registrable Securities owned by such Holders and requested by such Demand Notice to be so registered (a “Demand Registration”). Upon receipt of such Demand Notice, the Company will notify all Holders (other than the Demanding Holders) in writing and such Holders shall have the right to request that the Company include all or a portion of such Holder’s Registrable Securities in such Demand Registration by written notice delivered to the Company within five (5) calendar days after such notice is given by the Company.

(b)     Following receipt of a Demand Notice, the Company shall use its commercially reasonable efforts to prepare and file as soon as reasonably practicable an Initial Shelf Registration Statement on Form S-3 covering the Registrable Securities for resale by the Holders so requesting in accordance with Section 1.1(a) (except if the Company is not then eligible to register for resale the Registrable Securities on a Registration Statement on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Holders of a Majority of the Registrable Securities covered thereby), and shall use its commercially reasonable efforts to cause such Initial Shelf Registration Statement to be declared effective by the SEC as promptly as is reasonably practicable after the filing thereof (it being agreed that the Initial Shelf Registration Statement shall be an automatic shelf Registration Statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company).

(c)     Each Holder shall be limited to three Demand Registrations under this Section 1.1 in any twelve-month period, and the Company shall not be obligated to file more than one Registration Statement within 120 days after the effective date of any Registration Statement filed by the Company; provided, however, that any Demand Registration shall not count towards this limit if the Registration Statement that is the subject of the Demand Registration (x) has not been declared effective by the SEC or (y) is not maintained effective for the period required pursuant to Section 1.2 (unless such Registration Statement again becomes effective or a Subsequent Registration

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Statement becomes effective, in either case, in compliance with Section 1.3), it being understood that the occurrence of an event described in clause (x) or (y) shall not have any effect on the Company’s obligation to pay Registration Expenses pursuant to Section 2.3; and provided further, that the Company shall not be required to effectuate a Demand Registration if an effective Registration Statement covering such shares is on file.

Section 1.2    Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Initial Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

Section 1.3    Subsequent Shelf Registration Statement. If any Initial Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Initial Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Initial Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Initial Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Initial Shelf Registration Statement, or file an additional Shelf Registration Statement (a “Subsequent Shelf Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (a) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (b) keep such Subsequent Shelf Registration Statement continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf Registration Statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company). Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Holders of a Majority of the Registrable Securities covered thereby.

Section 1.4    Supplements and Amendments. The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement.

Section 1.5    Subsequent Holder Notice. If a Person entitled to the benefits of this Agreement becomes a Holder of Registrable Securities after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement (a “Subsequent Holder Notice”):

(a)    if required and permitted by applicable law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Holder is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 30-day period;

(b)    if, pursuant to Section 1.5(a), the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, use its commercially reasonable efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable; and

(c)    notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 1.5(a).

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Section 1.6    Underwritten Offering.

(a)    Subject to any applicable restrictions on transfer in the Investment Agreement or otherwise, one or more Holders (each, a “Requesting Holder”) that have been specified in any Shelf Registration Statement filed with the SEC in accordance with Section 1.1 or Section 1.3, may, after such Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”) stating that the sale of some or all of the Registrable Securities subject to the Shelf Registration Statement, is intended to be conducted through an underwritten offering (an “Underwritten Offering”); provided, however, that the Holders of Registrable Securities may not, without the Company’s prior written consent, (i) launch an Underwritten Offering the anticipated gross proceeds of which shall be less than $50,000,000 (without regard to any underwriting discount or commission), unless the Holders are proposing to sell all of their remaining Registrable Securities and the anticipated gross proceeds from such sale will be more than $25,000,000 (without regard to any underwriting discount or commission), (ii) launch more than three Underwritten Offerings at the request of the Holders within any three-hundred sixty-five (365) day-period, (iii) launch an Underwritten Offering at the request of the Holders within 90 days following a prior offering in which Holders sold Registrable Securities or had the opportunity to sell Registrable Securities pursuant to this Section 1.6 or Section 1.8, or (iv) launch an Underwritten Offering within the period commencing nine (9) days prior to and ending two (2) trading days following the Company’s earnings release date for any fiscal quarter or year. As soon as reasonably practicable following receipt by the Company of any Underwritten Offering Notice, the Company shall deliver the Piggyback Notice specified in Section 1.8(a) to all Holders (other than the Requesting Holders).

(b)    In the event of an Underwritten Offering, the Requesting Holders shall select the managing underwriter(s) to administer the Underwritten Offering; provided that the choice of such managing underwriter(s) shall be subject to the consent of the Company, which is not to be unreasonably withheld. In making the determination to consent to such Holder’s choice of managing underwriter(s), the Company may take into account its business and strategic interests. The Company and the Holders of Registrable Securities participating in the Underwritten Offering will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such offering.

(c)    The Company may include in any Underwritten Offering pursuant to this Section 1.6 any securities that are not Registrable Securities. If the managing underwriter or underwriters advise the Company and the Holders participating in any Underwritten Offering in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated pro rata among such Holders on the basis of the Holders’ then-current ownership of Registrable Securities, and (ii) second, any other securities of the Company that have been requested to be so included.

Section 1.7    Take-Down Notice. Subject to the other applicable provisions of this Agreement, including the limitations in Section 1.6 regarding Underwritten Offerings, at any time that any Shelf Registration Statement is effective, if a Holder delivers a notice to the Company (a “Take- Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall amend, subject to the other applicable provisions of this Agreement or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

Section 1.8    Piggyback Rights.

(a)    If the Company proposes to: (a) file a Registration Statement (other than a Registration Statement filed pursuant to Section 1.1 and Section 1.3) or (b) conduct a registered public offering, in either case, with respect to an offering of Common Stock, whether or not for sale for its own account (other than, in the case of (a) or (b) above, on Form S-4, Form S-8 or any successor forms thereto, filed to effectuate an exchange offer or any employee

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benefit or dividend reinvestment plan or filed with respect to debt securities only), then the Company shall give prompt written notice of such filing, which notice shall be given, to the extent reasonably practicable, no later than five (5) Business Days prior to the filing date (the “Piggyback Notice”) to the Holders (other than any Requesting Holders, if applicable). The Piggyback Notice shall offer such Holders (other than any Requesting Holders, if applicable) the opportunity to include (or cause to be included) in such Registration Statement or in such underwritten public offering, as the case may be, the number of shares of Registrable Securities as each such Holder may request (each, a “Piggyback Transaction”). Subject to Section 1.8(b), the Company shall include in each Piggyback Transaction all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within five (5) Business Days after the date of the Piggyback Notice but in any event not later than one (1) Business Day prior to the filing date of a Registration Statement related to the Piggyback Transaction. The Company shall not be required to maintain the effectiveness of such Registration Statement (if other than a Registration Statement filed pursuant to Section 1.1 or Section 1.3) beyond the earlier of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the Holders of the Registrable Securities included in such Registration Statement.

(b)    If any of the securities to be registered pursuant to any public offering giving rise to the rights under this Section 1.8 are to be sold in an underwritten public offering, the Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advise the Company in writing that in its or their good faith opinion the number of securities exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities proposed to be sold by the Company for its own account if such underwritten offering was initially proposed by the Company; (ii) second, the Registrable Securities of the Holders that have requested to participate in such underwritten offering, allocated pro rata among such Holders on the basis of the Holders’ then-current ownership of Registrable Securities; (iii) third, any other securities of the Company that have been requested to be included in such offering; provided that Holders may, prior to the time at which the offering price or underwriter’s discount is determined with the managing underwriter or underwriters, withdraw their request to be included in such underwritten public offering pursuant to this Section 1.8.

ARTICLE II

Additional Provisions Regarding Registration Rights

Section 2.1    Registration Procedures. Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Article I, the Company will:

(a)    prepare and promptly file with the SEC a Registration Statement with respect to such securities and use commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period of the distribution contemplated thereby, in accordance with the applicable provisions of this Agreement;

(b)    prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the method of distribution set forth in such Registration Statement for such period;

(c)    furnish to any selling Holder copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus) proposed to be filed and provide such selling Holder a reasonable opportunity to review and comment on such Registration Statement;

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(d)    if requested by the managing underwriter or underwriters, if any, promptly include in any prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 2.1(d) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(e)    in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Holders and to the underwriters of the securities being registered such reasonable number of copies of the Registration Statement, preliminary prospectus and final prospectus as such underwriters may reasonably request in order to facilitate the public offering or other disposition of such securities;

(f)    as promptly as reasonably practicable notify the selling Holders at any time when a prospectus relating thereto is required to be delivered under the Securities Act or of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 2.2, at the request of any selling Holder, prepare as promptly as is reasonably practicable and furnish to such selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(g)    use commercially reasonable efforts to register and qualify (or exempt from such registration or qualification) the securities covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by any selling Holder; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdictions where it would not otherwise be required to qualify but for this subsection or (ii) take any action that would subject it to general service of process in any such jurisdictions;

(h)    in the event that the Registrable Securities are being offered in an Underwritten Offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the Requesting Holder or the Holders of a Majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, (i) the underwriting agreement shall contain indemnification provisions and procedures substantially to the effect set forth in Section 3 hereof with respect to all parties to be indemnified pursuant to said Section except as otherwise agreed by the Holders and (ii) deliver such other documents and certificates as may be reasonably requested by the managing underwriters;

(i)    in connection with an Underwritten Offering with anticipated gross proceeds from such sale of more than $75,000,000 (without regard to any underwriting discount or commission), cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by such offering (including participation in “road shows” or other similar marketing efforts);

(j)    use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, (ii) a “negative assurances letter”, dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (iii) a letter dated such date from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, such letter to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings;

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(k)    in the event that the Registrable Securities covered by such Registration Statement are shares of Common Stock, use commercially reasonable efforts to list the Common Stock covered by such Registration Statement with any securities exchange on which the Common Stock is then listed;

(l)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(m)    in connection with a customary due diligence review, make available for inspection by any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a Registration Statement or prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);

(n)    cooperate with the selling Holders and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of commercially reasonable efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable prospectus upon filing with the SEC;

(o)    as promptly as is reasonably practicable notify the selling Holders (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or related prospectus or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for such purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement contemplated by Section 2.1(h) above relating to any applicable offering cease to be true and correct or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(p)    cooperate with the selling Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each Holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance

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with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or Holders may request; and

(q)    cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the underwriter(s) or agent participating in the distribution, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the underwritten offering if it so elects.

The Holders agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.1(f), 2.1(o)(ii) or 2.1(o)(iii), such Holders shall discontinue disposition of any Registrable Securities covered by such Registration Statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until the Holders are advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Holders shall use commercially reasonable efforts to return to the Company all copies then in their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Holders thereof. In the event the Company invokes an Interruption Period hereunder and in the reasonable discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to the Holders that such Interruption Period is no longer applicable.

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Section 2.2    Suspension. (a) The Company shall be entitled, on one (1) occasion in any one-hundred eighty (180) day period, for a period of time not to exceed seventy five (75) days in the aggregate in any twelve (12) month period, to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration covering any Registrable Securities, (y) suspend the use of any prospectus and Registration Statement covering any Registrable Securities and (z) require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a Registration Statement, if the Company delivers to the Holders affected thereby a certificate signed by an executive officer certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration. Such certificate shall contain an approximation of the anticipated length of such suspension. The Holders shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 2.1(m). If the Company defers any registration of Registrable Securities in response to a Underwritten Offering Notice or requires the Holders to suspend any Underwritten Offering, the selling Holders shall be entitled to withdraw such Underwritten Offering Notice and if they do so, such request shall not be treated for any purpose as the delivery of an Underwritten Offering Notice pursuant to Section 1.6.

Section 2.3    Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Article I shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the Registrable Securities included in such registration.

Section 2.4    Information by Holders. The Holder or Holders of Registrable Securities included in any registration shall, and the Purchaser shall cause such Holder or Holders to, furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates as the Company or its representatives may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Article I are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(a)    such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable Registration Statement and prospectus and, for so long as the Company is obligated to keep such Registration Statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such Registration Statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare or amend such Registration Statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

(b)    during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their Affiliates to, among other things (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by them solely in the manner described in the applicable Registration Statement and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

(c)    such Holder or Holders shall, and they shall cause their respective Affiliates to, (i) permit the Company and its representatives to examine such documents and records and will supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders and (ii) execute, deliver and perform under any agreements and

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instruments reasonably requested by the Company or its representatives to effectuate such registered offering, including opinions of counsel and questionnaires; and

(d)    on receipt of any notice from the Company of the occurrence of any of the events specified in Section 2.1(f) or clauses (ii) or (iii) of Section 2.1(o), or that otherwise requires the suspension by such Holder or Holders and their respective Affiliates of the offering, sale or distribution of any of the Registrable Securities owned by such Holder or Holders, such Holders shall, and they shall cause their respective Affiliates to, cease offering, selling or distributing the Registrable Securities owned by such Holder or Holders until the offering, sale and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.

Section 2.5    Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its commercially reasonable efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement; and

(b)    so long as a Holder owns any Restricted Securities, furnish to the Holder upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

Section 2.6    Holdback Agreement. If during the Effectiveness Period, the Company shall file a Registration Statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Common Stock or securities convertible into, or exchangeable or exercisable for, such securities or otherwise informs the Holders that it intends to conduct such an offering utilizing an effective Registration Statement or pursuant to an underwritten Rule 144A and/or Regulation S offering and provides each Holder the opportunity to participate in such offering in accordance with and to the extent required by Section 1.8, each Holder shall, if requested by the managing underwriter or underwriters, enter into a customary “lock-up” agreement relating to the sale, offering or distribution of Registrable Securities, in the form reasonably requested by the managing underwriter or underwriters, covering the period commencing on the date of the prospectus pursuant to which such offering may be made and continuing until 90 days from the date of such prospectus (or such shorter period as may be agreed to by the managing underwriter(s) for such offering).

ARTICLE III

Indemnification

Section 3.1    Indemnification by Company. To the extent permitted by applicable law, the Company will, with respect to any Registrable Securities covered by a Registration Statement or prospectus, or as to which registration, qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify and hold harmless each Holder, each Holder’s current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act and such Holder’s current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees, and each underwriter thereof, if any, and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), from and against any and all expenses, claims, losses, damages, costs (including costs of preparation and reasonable attorney’s fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or proceeding), judgments, fines, penalties, charges, amounts paid in settlement and other liabilities, joint or several, (or actions in respect thereof) (collectively, “Losses”) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, in each case related to such Registration Statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of

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the Securities Act, the Exchange Act, any state securities law or any rules or regulations thereunder applicable to the Company and (without limiting the preceding portions of this Section 3.1), the Company will reimburse each of the Company Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.1, settling any such Losses or action, as such expenses are incurred; provided that the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such Losses or action to the extent that it arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement, prospectus or “issuer free writing prospectus”, in each case related to such Registration Statement, or any amendment thereof or supplement thereto, which occurs in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives expressly for use therein.

Section 3.2    Indemnification by Holders. To the extent permitted by applicable law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify, severally and not jointly with any other Holders of Registrable Securities, the Company, each of its representatives, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all Losses (or actions in respect thereof) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, preliminary prospectus, offering circular or “issuer free writing prospectus”, in each case related to such Registration Statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each of the Holder Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.2, settling any such Losses or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or “issuer free writing prospectus” in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives expressly for use therein; provided, however, that in no event shall any indemnity under this Section 3.2 payable by any Holder exceed an amount equal to the net proceeds received by such Holder in respect of the Registrable Securities sold pursuant to the Registration Statement. The indemnity agreement contained in this Section 3.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed).

Section 3.3    Notification. If any Person shall be entitled to indemnification under this Article III (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party agrees to pay such fees and expenses or (ii) the Indemnifying Party shall have failed within a reasonable period of time to assume, or in the event of a conflict of interest cannot assume, such defense or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this

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Article III only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not (x) include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect to such claim or litigation or (y) involve the imposition of equitable remedies or the imposition of any obligations on the Indemnified Party or adversely affects such Indemnified Party other than as a result of financial obligations for which such Indemnified Party would be entitled to indemnification hereunder. The indemnity agreements contained in this Article III shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Article III shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (together with one local counsel, if appropriate) for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

Section 3.4    Contribution. If the indemnification provided for in this Article III is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the limitations contained in this Article III, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.4 was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 3.4. Notwithstanding the foregoing, the amount any Holder will be obligated to contribute pursuant to this Section 3.4 will be limited to an amount equal to the net proceeds received by such Holder in respect of the Registrable Securities sold pursuant to the Registration Statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV

Transfer and Termination of Registration Rights

Section 4.1    Transfer of Registration Rights. Any rights granted to a Holder under this Agreement may be transferred or assigned to any Investor in connection with a Transfer (as defined in the Investment Agreement) of Preferred Stock or Common Stock issued upon conversion of the Preferred Stock, in each, purchased pursuant to the Investment Agreement, to such Person in a Transfer permitted by and made pursuant to Section 5.08(b)(i) of the Investment Agreement, except that any rights granted to CD&R VFC Holdings, L.P. under this Agreement in respect of shares of Common Stock held directly by it as of the date of this Agreement (and acquired otherwise than in connection with the Investment Agreement) may be transferred or assigned to any Investor at any time in connection with the sale of all such shares it owns at the time of such sale to any Person to whom a Transfer could be made under Section 5.08(b)(i) of the Investment Agreement; provided, however, that in the case of any transfer or assignment made in accordance with this Section 4.1, (i) prior written notice of such transfer and assignment of rights is given to the Company and (ii) such Investor agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Company.

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Section 4.2    Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Article I shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.

ARTICLE V

Miscellaneous

Section 5.1    Amendments and Waivers. Subject to compliance with applicable law, this Agreement may be amended or supplemented in any and all respects by written agreement of the Company and holders of a Majority of the Registrable Securities then outstanding.

Section 5.2    Extension of Time, Waiver, Etc.. The parties hereto may, subject to applicable law, (a) extend the time for the performance of any of the obligations or acts of the other party or (b) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 5.3    Assignment. Except as provided in Section 4.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto.

Section 5.4    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.5    Entire Agreement; No Third Party Beneficiary. This Agreement, together with the Investment Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 5.6    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b)    All legal or administrative proceedings, suits, investigations, arbitrations or actions (“Actions”) arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.6 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.9 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

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Section 5.7    Specific Enforcement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to enforce specifically the terms and provisions hereof in the courts described in Section 5.6 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of this Agreement and without that right, neither the Company nor the Purchaser would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.7 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

Section 5.9    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed, including automated return receipt) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)    If to the Company, to it at:

Covetrus, Inc.

7 Custom House Street

Portland, ME 04101

Attention: General Counsel

Email: [Redacted]

Facsimile: [●]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022
Attention:	David Feirstein, P.C.
Ross M. Leff, Esq.
Facsimile:	212-446-9000
Email:	[Redacted]
[Redacted]

(b)    If to the Purchaser, to:

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c/o Clayton, Dubilier & Rice, LLC 375 Park Avenue
New York, NY 10152
Attention:	Ravi Sachdev
Sarah Kim
Email:	[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Paul Bird; Peter Loughran

Email: [Redacted]

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

If to any other Holder of Registrable Securities, to the e-mail or physical address of such other Holder as shown in the stock record book of the Company. Each Holder shall provide the Company with an updated e-mail address or physical address if such address changes by notice to the Company. The e-mail address or physical address shown on the stock record books of the Company shall be presumed to be current for purposes of giving any notice under this Agreement.

All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.10    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

Section 5.11    Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 5.12    Expenses. Except as provided in Section 2.3, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.13    Interpretation. The rules of interpretation set forth in Section 8.12 of the Investment Agreement shall apply to this Agreement, mutatis mutandis.

Section 5.14    No Inconsistent Agreements; Most Favored Nations. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement. In the event that the Company desires to enter into any agreement with any Person, including any holder or prospective holder of any securities of the Company, giving or granting any registration (or related) rights the terms of which are more favorable than or senior to the registration or

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other rights granted to the Holders of Registrable Securities hereunder, then (i) the Company shall provide prior written notice thereof to the Holders of Registrable Securities and (ii) upon execution by the Company of such other agreement, the terms and conditions of this Agreement shall be, without any further action by the Holders or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holders shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such other agreement, provided that upon written notice to the Company at any time, any Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to such Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to such Holder.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

COMPANY:

COVETRUS, INC.

By:
Name: [•]
Title: [•]

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

CD&R VFC HOLDINGS, L.P.

[By: [●], its [●]]

By:
Name: [●]
Title: [●]

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

DEFINED TERMS

1. The following capitalized terms have the meanings indicated:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company: (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliates” shall have the meaning given to such term in the Investment Agreement.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to be closed.

“Charitable Gifting Event” means any transfer by a Holder of Registrable Securities, or any subsequent transfer by such Holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made in connection with sales of Registrable Securities by a Holder pursuant to an effective registration statement.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Common Stock” means all shares currently or hereafter existing of the Company’s common stock, par value $0.01 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” means any Investor holding Registrable Securities.

“Initial Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act covering Registrable Securities.

“Majority” means, with respect to Registrable Securities, a mathematical majority of the sum of (a) shares of Common Stock constituting Registrable Securities outstanding as of such date or covered by a Registration Statement (as applicable), and (b) shares of Common Stock issuable upon conversion of any shares of Preferred Stock constituting Registrable Securities outstanding as of such date or covered by a Registration Statement (as applicable).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement or the automatic effectiveness of such Registration Statement, as applicable.

“Registrable Securities” means, as of any date of determination, (a) any shares of Common Stock hereafter acquired by any Investor pursuant to the conversion of the Preferred Stock issued pursuant to the Investment Agreement (whether or not subsequently transferred to any Investor), and any other securities issued or issuable with respect to any such shares of Common Stock or Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, and (b) shares of Common Stock held directly by CD&R VFC Holdings, L.P. as of the date of this Agreement. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) such securities are sold or otherwise transferred pursuant to an effective Registration Statement under the Securities Act, (ii) such securities shall have ceased to be outstanding, (iii) such securities have been transferred in a transaction in which the Holder’s rights under this Agreement are not assigned to the transferee of the securities, (iv) such securities are resold in a broker’s transaction under Rule 144 of the Securities Act, or (v) such securities are eligible to be resold in a broker’s transaction under Rule 144 without regard to Rule 144’s volume and manner of sale restrictions and the Holder holds less than 5% of the Company’s then-outstanding shares of Common Stock and has no representative on the Company’s board of directors.

“Registration Expenses” means all (a) expenses incurred by the Company in complying with Article I, including all registration, qualification, listing and filing fees, printing expenses, escrow fees, and fees and disbursements of counsel for the Company, blue sky fees and expenses and (b) reasonable, documented out-of-pocket fees and expenses up to $100,000 per Underwritten Offering of one outside legal counsel (together with appropriate local counsel) to the Holders retained in connection with registrations or Underwritten Offerings contemplated hereby; provided, however, that Registration Expenses shall not be deemed to include any Selling Expenses.

“Registration Statement” means any Registration Statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including any prospectus, prospectus supplement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 462(e)” means Rule 462(e) promulgated under the Securities Act and any successor provision.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders, and the fees and expenses of any counsel to the Holders (other than such fees and expenses expressly included in Registration Expenses).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” means the Initial Shelf Registration Statement or a Subsequent Shelf Registration Statement, as applicable.

2. The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
Actions	Section 5.6(b)
Agreement	Preamble
Company	Preamble
Company Indemnified Parties	Section 3.1
Demanding Holders	Section 1.1(a)
Demand Notice	Section 1.1(a)
Demand Registration	Section 1.1(a)
Effectiveness Period	Section 1.2

Holder Indemnified Parties	Section 3.2
Indemnified Party	Section 3.3
Indemnifying Party	Section 3.3
Initial Shelf Registration Statement	Section 1.1
Interruption Period	Section 2.1(o)
Investment Agreement	Recitals
Investor	Preamble
Investors	Preamble
Losses	Section 3.1
Offering Persons	Section 2.1(m)
Piggyback Notice	Section 1.8(a)
Piggyback Transaction	Section 1.8(a)
Piggyback Request	Section 1.8(a)
Preferred Stock	Recitals
Purchaser	Preamble
Requesting Holders	Section 1.6(a)
Subsequent Holder Notice	Section 1.5
Subsequent Shelf Registration Statement	Section 1.3
Underwritten Offering	Section 1.6(a)
Underwritten Offering Notice	Section 1.6(a)

ANNEX III

FORM OF PRESS RELEASE

Covetrus Announces a $250 Million Convertible Preferred Equity Investment by Clayton, Dubilier & Rice

Strengthened financial profile provides additional resources to execute Covetrus’ strategic growth objectives while navigating COVID-19 pandemic

PORTLAND, Maine (April 30, 2020) — Covetrus (NASDAQ: CVET), a global leader in animal-health technology and services, announced today a $250 million investment from Clayton, Dubilier & Rice (CD&R), a leading private investment firm that has been a significant shareholder of the Company since its formation in 2019 and formerly of its predecessor company, Vets First Choice, since 2015. This additional capital significantly strengthens the Company’s financial profile and enables management to execute against strategic growth objectives.

“We are pleased to expand our relationship with CD&R as we look to best position our business and fortify our balance sheet during this period of uncertainty,” said Ben Wolin, Covetrus president and chief executive officer. “We are confident in our strategic plan and the long-term prospects for the animal-health market and believe this investment will position us to further deliver on our growth initiatives and our commitments to our employees, customers, supplier partners and shareholders.”

The $250 million in proceeds from the perpetual convertible preferred equity investment will be used to repay a portion of the Company’s revolver borrowings, provide additional short-term liquidity, and support general corporate purposes.

“Covetrus plays an integral role in the attractive global animal-health market in which veterinary care remains an essential service, and we are excited to deepen our partnership with this management team as they execute their strategic plan for the Company,” said Ravi Sachdev, partner at Clayton, Dubilier & Rice. “We believe Covetrus has the customer relationships, technology capabilities and financial resources to not only navigate COVID-19 but also to deliver strong performance through the eventual market recovery and create long-term shareholder value.”

CD&R will purchase $250 million of perpetual convertible preferred stock that carries a 7.50% dividend, which will be payable in cash or in-kind, at Covetrus’ option. The preferred stock will be convertible into shares of Covetrus common stock at a conversion price of $11.10 per share, representing a premium of 40% to Covetrus’ thirty-trading day volume-weighted average price (VWAP) and 11% to the five-trading day VWAP. The Company’s stock price has increased by 43% since release of preliminary first quarter 2020 results and provision of a business and operational update regarding the COVID-19 pandemic on April 22, 2020. On an as-converted basis, together with CD&R’s existing common shares of Covetrus, CD&R will now own approximately 25% of pro forma common shares outstanding. However, the terms

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of the preferred stock limit CD&R’s voting interest to 19.99% of the then-outstanding voting interests in the Company. Under the terms of the transaction agreements, CD&R will have the right to appoint two designees to the Covetrus board of directors.

Covetrus will file a Form 8-K with the Securities and Exchange Commission containing additional information regarding the terms of the perpetual convertible preferred stock.

Ardea Partners LP acted as lead financial advisor, Goldman Sachs & Co. LLC acted as an advisor, and Kirkland & Ellis LLP acted as legal advisor to Covetrus. CD&R was advised by Debevoise & Plimpton LLP.

About Covetrus

Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We’re bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine, with more than 5,500 employees, serving over 100,000 customers around the globe. Learn more at covetrus.com.

About CD&R

Clayton, Dubilier & Rice is a private investment firm with a strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of $30 billion in 90 businesses representing a broad range of industries with an aggregate transaction value of approximately $140 billion. The Firm has offices in New York and London. For more information, please visit www.cdr-inc.com.

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Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties, including statements concerning the completion, timing and size of the offering, the anticipated use of proceeds from the offering and other matters, such as the offering’s impact on our future financial profile. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous risks and uncertainties, and actual results could differ materially from those anticipated due to a number of factors including, but not limited to, the risk that the offering may be delayed or may not occur due to market or other conditions; the satisfaction of customary closing conditions related to the offering; the effect of the COVID-19 pandemic on our business and the success of any measures we have taken or may take in the future in response thereto; risks associated with our management transition; the ability to successfully integrate operations and employees; the ability to realize anticipated benefits and synergies of the transactions that created Covetrus; the potential impact of the consummation of the transactions on relationships, including with employees, customers and competitors; the ability to retain key personnel; the ability to achieve performance targets; changes in financial markets, interest rates and foreign currency exchange rates; changes in our market; the impact of litigation; the impact of Brexit; and those additional risks and factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed on March 3, 2020 and in our other SEC filings. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

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CONTACT

Nicholas Jansen | Investor Relations

nicholas.jansen@covetrus.com | (207) 550-8106

Kiní Schoop | Public Relations

kini.schoop@covetrus.com | (207) 550-8018

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